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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Susquehanna Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

March 21, 2014

TO OUR SHAREHOLDERS:

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, May 2, 2014. At the meeting, you will be asked to elect 14 nominees to the Board of Directors and to approve, in an advisory vote, Susquehanna’s executive compensation. You will also be asked to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2014. In addition, we will report on Susquehanna’s 2013 business results and other matters of interest to shareholders.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card and instructions for voting and Susquehanna’s 2013 Annual Report.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your Susquehanna shares are held in the name of a bank, broker or other holder of record, you will need proof of share ownership to attend the meeting. A recent bank or brokerage account statement is an example of proof of ownership.

All shareholders are invited to attend the Annual Meeting in person. However, even if you expect to be present at the Annual Meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or, alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided. Shareholders attending the Annual Meeting in person may vote in person, even if they have previously voted by proxy.

Your vote is very important. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone helps save us money by reducing postage and proxy tabulation costs.

I look forward to seeing you at the meeting.

Sincerely,

William J. Reuter
Chairman of the Board and Chief Executive Officer

SUSQUEHANNA BANCSHARES, INC.

26 North Cedar Street

Lititz, Pennsylvania 17543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 2, 2014

On Friday, May 2, 2014, Susquehanna Bancshares, Inc. will hold its 2014 Annual Meeting of Shareholders at the Susquehanna Learning and Resource Center, 3840 Hempland Road, Mountville, PA 17554. The meeting will begin at 10:00 a.m. Eastern time. Only our shareholders, their proxies and our invited guests may attend the Annual Meeting.

At the meeting our shareholders will consider the following matters:

1.	The election to our Board of Directors of the 14 nominees set forth in the enclosed proxy statement for a one-year term;

2.	Approval, in an advisory vote, of our executive compensation;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

4.	Any other business properly presented at the meeting, or any adjournments or postponements thereof.

Susquehanna’s Board of Directors recommends that you vote (1) “FOR” the election to our Board of Directors of the fourteen (14) nominees set forth in the enclosed proxy statement for a one-year term; (2) “FOR” approval, in an advisory vote, of our executive compensation; and (3) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

Only shareholders of record of Susquehanna common stock at the close of business on Wednesday, March 5, 2014, and their proxies, may vote at the Annual Meeting. If the Annual Meeting cannot be organized because a quorum is not present, the Susquehanna shareholders present and entitled to vote at such meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. If necessary, those shareholders who attend or participate at such adjourned meeting will constitute a quorum for the purpose of electing directors, even if they represent less than a majority of the votes that all shareholders are entitled to cast.

If the Annual Meeting is adjourned for one or more periods aggregating at least 15 days because a quorum is not present, shareholders entitled to vote and present, in person or by proxy, at any subsequent adjournment of the Annual Meeting will constitute a quorum for the following purposes, even if they represent less than a majority of the votes that all shareholders are entitled to cast: (1) approving, in an advisory vote, our executive compensation and (2) ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

At the meeting we will also report on our 2013 business results and other matters of interest to shareholders.

A copy of Susquehanna’s 2013 Annual Report is also enclosed. The approximate date of mailing the enclosed proxy statement and proxy card is March 21, 2014.

By Order of the Board of Directors,

Carl D. Lundblad, Secretary

Lititz, Pennsylvania

March 21, 2014

Your vote is important. Please complete, sign, date and return the enclosed proxy card immediately or vote by telephone or over the Internet.

You are cordially invited to attend Susquehanna’s Annual Meeting in person. Even if you plan to be present, you are urged to return the enclosed proxy card or vote by telephone or over the Internet at your earliest convenience. You may mark, date, sign and return the proxy card in the envelope provided, which requires no postage if mailed in the United States. You may also authorize the individual named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction form. If you attend the Annual Meeting, you may vote either in person or by your proxy. At any time before the vote at the meeting, you can change your vote either by:

•	giving Susquehanna’s Secretary a written notice revoking your proxy card;

•	signing, dating and returning a new proxy card or placing a second telephone or Internet vote; or

•	attending the Annual Meeting and voting in person.

We will honor the proxy card or the telephone or Internet vote with the latest date. If you attend the Annual Meeting and vote in person, we will honor the vote at the meeting.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card or notice of instruction. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership.

If you fail to return your proxy card or vote by telephone, Internet or in person, your shares will not be counted for the purpose of determining whether a quorum is present at the Annual Meeting and your shares will have no effect on the votes for (1) the election of directors; (2) approval, in an advisory vote, of our executive compensation; or (3) ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

VOTING ELECTRONICALLY OR BY TELEPHONE

Susquehanna shareholders of record on the close of business on March 5, 2014, the record date for the Annual Meeting, may authorize the voting of their shares by telephone or Internet by following the instructions on their proxy card or voting instruction form. If you have any questions regarding whether you are eligible to authorize the voting of your shares by telephone or by Internet, please contact Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attn: Jason H. Weber, Vice President and Director of Investor Relations, telephone number (717) 626-4721.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our shareholders that we are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the proxy statement and our annual report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the proxy statement and the annual report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. We believe electronic delivery should expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the proxy statement, the proxy card, the 2013 Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders, are available for you to review online at http://materials.proxyvote.com/869099.

This proxy statement and our 2013 Annual Report also are available in the Investor Relations section of our website at www.susquehanna.net. You may access this material by choosing the “Investor Relations” button at the bottom of the page, and then selecting “SEC Filings,” and then “Filings and Reports” from the items listed in the Investor Relations section. The information on our website is not part of our proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

v

PROXY STATEMENT

May 2, 2014

On Friday, May 2, 2014, Susquehanna Bancshares, Inc. will hold the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) at the Susquehanna Learning and Resource Center, 3840 Hempland Road, Mountville, PA 17554. The meeting will begin at 10:00 a.m. Eastern time. Directions to the Susquehanna Learning and Resource Center can be found on your proxy card.

This proxy statement, which contains information and a proxy card relating to the Annual Meeting, was prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting and will be mailed to Susquehanna’s shareholders on or about March 21, 2014.

INFORMATION ABOUT

THE ANNUAL MEETING

Who is entitled to vote?

Shareholders of record of our common stock at the close of business on March 5, 2014 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of March 5, 2014, 187,537,347 shares of Susquehanna’s common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at the Annual Meeting.

How may I gain entry to the Annual Meeting?

An admission ticket, which is required for entry into the Annual Meeting, is attached to the proxy card included with this proxy statement. If you plan to attend the meeting, please vote your proxy by mailing in your proxy card, or vote by telephone or Internet, but keep the admission ticket and bring it for admittance into the Annual Meeting.

If your Susquehanna shares are held in the name of a bank, broker or other holder of record, you will need proof of Susquehanna share ownership to attend the Annual Meeting. A recent bank or brokerage account statement indicating your Susquehanna holdings is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Susquehanna shareholder.

What am I voting on?

At the Annual Meeting, you will be asked to consider and vote on proposals to:

•	elect to our Board of Directors the 14 nominees set forth in this proxy statement;

•	approve, in an advisory vote, our executive compensation;

•	ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	attend to any other business properly presented at the meeting, or any postponements or adjournments thereof.

As of March 21, 2014, our Board did not know of any business to be presented at the Annual Meeting other than the proposals described above. If any other matters should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies on any matters for which such proxies have authority to vote.

How does the Board of Directors recommend I vote on the proposals?

Our Board recommends that you vote (1) “FOR” the election to the Board of Directors of the 14 nominees set forth in this proxy statement for a one-year term; (2) “FOR” approval, in an advisory vote, of our executive compensation; and (3) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

If I do not attend the meeting, what methods may I use to vote?

Shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Internet and telephone voting will provide proxy holders the same authority to vote your shares as if you had returned your proxy card by mail. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

Please refer to your proxy card, as applicable, or the information forwarded by your broker or other holder of record to see which options are available to you and the deadlines for voting.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Thomas R. Diehl and Stephen E. DiNovis, or either of them with full power of substitution, have been designated as proxies for our 2014 Annual Meeting.

All shares represented by valid proxies will be voted in the manner specified in those proxies.

How can I vote?

To vote using your proxy card, mark your selections and sign and return your proxy card using the postage-paid envelope provided with this proxy statement. The proxies will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by our Board of Directors. You may also choose to vote by telephone or by using the Internet.

How do I vote using the Internet?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

If your shares are registered in your name: You may vote your Susquehanna shares over the Internet by directing your Internet browser to www.proxyvote.com and following the onscreen instructions. You will need the control number that appears on the voting instruction form to vote when using this webpage. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern time on May 1, 2014. You may also choose to vote by telephone or by using your proxy card.

How do I vote by telephone?

If your shares are held in the name of a broker, bank or other nominee: You may vote your shares over the telephone by following the telephone voting instructions, if any, provided on the voting instruction form you receive from such broker, bank or other nominee.

If your shares are registered in your name: You may vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call. Telephone voting facilities for Susquehanna’s shareholders of record will close at 11:59 p.m. Eastern time on May 1, 2014. You may also choose to vote by using the Internet or by completing and mailing your proxy card.

How many votes may I cast?

In connection with the election of the directors, you are entitled to cast one vote for each Susquehanna share held by you for each of the 14 nominees, but you may not cumulate your votes in favor of a particular nominee. Votes may be cast in favor of or be withheld with respect to each of the 14 nominees.

In connection with the proposal to approve, in an advisory vote, our executive compensation, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You also may choose to abstain from voting on the proposal by selecting the appropriate box.

In connection with the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you are entitled to cast one vote for each Susquehanna share that you hold. Votes may be cast in favor of or against the proposal. You also may choose to abstain from voting on the proposal by selecting the appropriate box.

What vote is required to approve each item on the agenda?

•	The director nominees will be elected by a plurality of the votes cast at the Annual Meeting. In other words, the nominees receiving the highest number of votes will be elected.

•

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required to approve, in an advisory vote, Susquehanna’s executive compensation.

•

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required to ratify the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

What is a quorum?

The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purpose of consideration of and action on the matter, and if a quorum is present then the shareholders can continue to do business until adjournment. Votes withheld in the election of directors are treated as present for purposes of determining a quorum. If your shares are held in “street name” and you do not give your broker voting instructions, your broker generally will have discretion to vote your shares for “routine” matters such as the proposal to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. If your broker votes your shares on this proposal you will be deemed present for purposes of determining a quorum.

What is a broker non-vote?

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under applicable New York Stock Exchange (“NYSE”) rules, brokers cannot exercise discretion to vote shares in an uncontested election of directors or on matters relating to executive compensation (each, a “non-routine” proposal) if the shareholder does not give the broker voting instructions for these matters. To the extent that brokers have not received voting instructions, brokers report such number of shares as “non-votes.” Accordingly, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms, if your shares are held in “street name” and you wish to vote your shares on: (1) the election of directors and (2) approval, in an advisory vote, of our executive compensation, you must give your broker voting instructions for these proposals.

How are broker non-votes and abstentions counted?

Abstentions and broker non-votes will have no effect on the votes for (1) the election of directors; (2) approval, in an advisory vote, of our executive compensation; or (3) ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

May I change my mind after voting by proxy?

Proxies are voted at the shareholder meeting. You can revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a Susquehanna shareholder of record, you can write to Susquehanna’s Secretary, Attn: Carl D. Lundblad, P.O. Box 1000, 26 North Cedar Street, Lititz, Pennsylvania 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your attendance alone at the shareholder meeting will not of itself constitute a revocation of your proxy.

Who will count the vote?

Broadridge Financial Solutions, Inc., our Tabulation Agent and the Judge of Elections, will tabulate the votes cast by proxy or in person at the Annual Meeting.

We will report the results on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I submit a proxy without specifying how to vote?

If you submit a properly executed proxy that is received before or at the Annual Meeting and not revoked, unless you otherwise specify in the proxy, your proxy will be voted “FOR” each of the fourteen (14) director nominees presented in this proxy statement; “FOR” approval, in an advisory vote, of our executive compensation; and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with the instruction indicated in your proxy.

What if I am a participant in a Susquehanna direct purchase plan?

If you are a participant in the Investors Choice, Dividend Reinvestment & Direct Stock Purchase and Sale Plan for Susquehanna’s common stock, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card. If you are an employee participant in a Susquehanna Employee Stock Purchase Plan, Susquehanna shares held in your plan account will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan Susquehanna shares and will not vote those Susquehanna shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail.

Who may solicit proxies on Susquehanna’s behalf?

We have engaged AST Phoenix Advisors, a division of American Stock Transfer & Trust Company, LLC, to provide corporate governance advisory services and to solicit proxies on our behalf in connection with the Annual Meeting. We have agreed to pay AST Phoenix Advisors approximately $9,500 for its services, and have agreed to reimburse AST Phoenix Advisors for all reasonable out-of-pocket expenses. AST Phoenix Advisors has agreed to protect the security and confidentiality of non-public personal information concerning our shareholders.

Additionally, our directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for their efforts to this end. We will also request that brokerage houses and other custodians, nominees and fiduciaries send these proxy materials to beneficial owners. We will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies. If necessary, we may request that you return your proxy card(s) by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how quickly proxy cards are returned.

Will any business be conducted at the meeting other than as specified above?

As of March 21, 2014, our Board of Directors did not know of any business to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the meeting. If, however, other matters are properly brought before a meeting or any adjournments thereof, the persons named in the proxy card will have the discretion to vote or act on such matters at such meeting according to their best judgment.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the SEC and the procedures set forth in our Bylaws. All proposals and notifications should be addressed to Susquehanna’s Secretary. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by Susquehanna’s Secretary no later than November 21, 2014. Proposals to be considered at next year’s annual meeting, that will not be included in our proxy statement and proxy card for such meeting, must be received by Susquehanna’s Secretary no later than January 2, 2015 and must comply with all applicable requirements of our Bylaws.

THE SUSQUEHANNA ANNUAL SHAREHOLDERS’ MEETING

We will hold the 2014 Annual Meeting of Shareholders at 10:00 a.m. Eastern time, May 2, 2014, at the Susquehanna Learning and Resource Center, 3840 Hempland Road, Mountville, Pennsylvania. Our Board of Directors is providing you with this document in order to solicit your proxy for use at the Annual Meeting. We mailed this document and accompanying form of proxy to you on or about March 21, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND HOLDINGS OF SUSQUEHANNA MANAGEMENT

The number of shares of Susquehanna’s common stock deemed to be beneficially owned by each person we know to be the beneficial owner of at least five percent of Susquehanna’s common stock, each director, each nominee for director and each executive officer named in our Summary Compensation Table in this proxy statement, and all directors, nominees and executive officers as a group as of March 5, 2014, is set forth in the following table.

Name of Beneficial Owner	Number of Shares Owned(1)	Awards Exercisable Within 60 days	Total Beneficial Ownership of Susquehanna Common Stock	Percent of Shares Outstanding
5% Shareholders

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	16,995,240	—	16,995,240	9.10%

Dimensional Fund Advisors, LP 6300 Bee Cave Road Austin, TX 78746	13,776,385	—	13,776,385	7.36%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	11,826,648	—	11,826,648	6.31%

State Street Corporation One Lincoln Street Boston, MA 02111	11,782,589	—	11,782,589	6.30%

Directors, Nominees for Director and Named Executive Officers

Anthony J. Agnone, Sr.(2)(3)	98,341	7,000	105,341	*
Wayne E. Alter, Jr.(2)	64,940	15,250	80,190	*
Gregory A. Duncan	57,254	1,039	58,293	*
Henry R. Gibbel(2)(4)	635,683	—	635,683	*
Bruce A. Hepburn(2)(5)	42,664	15,250	57,914	*
Donald L. Hoffman(2)(6)	159,384	10,000	169,384	*
Drew K. Hostetter(7)	87,280	65,234	152,514	*
Sara G. Kirkland(2)	19,853	—	19,853	*
Jeffrey F. Lehman(2)	30,605	—	30,605	*
Michael A. Morello(2)(8)	228,759	13,000	241,759	*
Scott J. Newkam(2)	27,014	7,000	34,014	*
Robert E. Poole, Jr.(2)	168,590	11,310	179,900	*
Michael M. Quick	79,137	65,149	144,286	*
William J. Reuter(2)	115,413	137,761	253,174	*
Andrew S. Samuel(2)	89,973	101,557	191,530	*
Christine Sears(2)(9)	23,588	7,000	30,588	*
James A. Ulsh(2)(10)	45,873	7,000	52,873	*
All Directors and Executive Officers as a Group (19 individuals)(11)	1,916,841	415,495	2,332,336	1.24%

*	Less than one percent.
(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with the spouse or children living in the same household; individually by the spouse or children living in the same household; or as trustee, custodian or guardian for minor children living in the same household. The number of shares and percent of shares outstanding beneficially owned by BlackRock, Inc., State Street Corporation, Dimensional Fund Advisors, LP, and The Vanguard Group is based on information included in the Schedule 13G/A filed by the entity with the SEC. Shareholding information for our directors and officers is based on information contained in our records and on information received from each director and officer.
(2)	Nominee to the Board for a one-year term.
(3)	Mr. Agnone has sole beneficial ownership of 97,873 shares. Mr. Agnone’s wife has sole beneficial ownership of 468 shares.
(4)	Mr. Gibbel has sole beneficial ownership of 20,694 shares and shares beneficial ownership of 1,365 shares as custodian for his children. Mr. Gibbel is an officer of Penn Charter Mutual Insurance Company and Lititz Mutual Insurance Company. These two organizations hold 28,125 shares and 585,499 shares respectively, to which Mr. Gibbel disclaims beneficial ownership.
(5)	Mr. Hepburn has sole beneficial ownership of 37,446 shares and shares beneficial ownership of 4,218 shares that are held in a family trust. In addition, Mr. Hepburn’s wife has sole beneficial ownership of 1,000 shares.
(6)	Mr. Hoffman has sole beneficial ownership of 62,058 shares. Mr. Hoffman shares beneficial ownership of 97,326 shares held in a trust.
(7)	Mr. Hostetter retired as our Executive Vice President and Chief Financial Officer effective as of December 31, 2013.
(8)	Mr. Morello has sole beneficial ownership of 114,940 shares. Mr. Morello’s wife has sole beneficial ownership of 40,000 shares. Mr. Morello’s daughter has sole beneficial ownership of 33,643 shares held directly and 1,250 shares held in her IRA Account. Mr. Morello’s son has sole beneficial ownership of 33,676 shares held directly and 1,250 shares held in his IRA Account. In addition, 4,000 shares are held by Stardust Development Company, LLC, of which Mr. Morello is the owner.
(9)	Ms. Sears has sole beneficial ownership of 19,940 shares. Ms. Sears shares beneficial ownership of 3,400 shares with her husband and Ms. Sears’s husband has sole beneficial ownership of 248 shares.
(10)	Mr. Ulsh has sole beneficial ownership of 36,685 shares and holds 8,490 shares in a 401(k) plan. Mr. Ulsh’s wife has sole beneficial ownership of 698 shares.
(11)	Includes Michael W. Harrington who became an executive officer effective February 22, 2013 and Kevin J. Burns and Carl D. Lundblad who became executive officers effective January 16, 2014. Excludes Drew K. Hostetter who retired as our Executive Vice President and Chief Financial Officer effective as of December 31, 2013, and was therefore not an executive officer on March 5, 2014.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Board of Directors (the “Board”) currently consists of 14 members. The Board has set the number of directors at 14 and has nominated all 14 of the current directors for re-election at the Annual Meeting. If elected, each nominee shall hold office until Susquehanna’s annual meeting next succeeding his or her election and until his or her successor shall be duly elected and shall qualify, or until his or her earlier death, resignation, retirement or removal from office. The candidates nominated who receive the highest number of votes among the nominees will be elected (subject to our Director Resignation Policy, which requires any nominee who fails to receive more votes in favor of such nominee’s election than withheld with respect to such nominee’s election to tender his or her resignation). You are entitled to cast one vote for each Susquehanna share held by you for each of the 14 nominees. You are not entitled to cumulate your votes. Each of the nominees has consented to serve, if elected.

Nomination Criteria

Our Nominating and Corporate Governance Committee has determined that no one single criterion should be given more weight than any other criterion when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of a potential nominee. In evaluating a potential nominee’s “skills set,” the Nominating and Corporate Governance Committee considers a variety of factors, including, but not limited to, the potential nominee’s background and education, his or her general business experience, and whether he or she has any experience in the banking industry. The Nominating and Corporate Governance Committee also considers whether a potential nominee resides or does business in the geographic areas in which we operate, and whether a potential nominee has had any prior experience serving on one of our subsidiary’s boards of directors. The Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of diversity in identifying director nominees. However, our Corporate Governance Guidelines provide that the number and composition of the Board should allow for a diversity of perspectives and backgrounds. The Nominating and Corporate Governance Committee may consider the diversity of the professional experience, education, geographic location, relevant technical skills and the extent to which the nominee would fill a present need on our Board when identifying director nominees. The Nominating and Corporate Governance Committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by our management or Board members, as described above. Any nominee to the Board proposed by a shareholder must consent in writing to such nomination.

Nominees

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated 14 persons to the Board, all of whom are current members of the Board.

The name and age, as of December 31, 2013, of the nominees to the Board and their biographical summaries, including their business experience and qualifications, are as follows:

Anthony J. Agnone, Sr.

Age 60

Director Since 2008

Mr. Agnone is the owner and President of Eastern Athletic Services in Hunt Valley, Maryland, a full-service organization providing pre-draft counseling; contract negotiations; financial, budget and tax planning; and marketing and endorsement opportunities to professional athletes and broadcasters, which Mr. Agnone founded in 1978. He has been an adjunct member of the faculty of the University of Baltimore School of Law since 1998 as well as a member of the board of directors of the Sports Lawyers Association since 1984, where he is currently serving as president. The Board has determined that Mr. Agnone’s 30+ years as an investor, entrepreneur and business owner, which experience has included handling personnel issues, managing budgeting and accounting matters, and conducting risk assessments, as well as his prior years of service as a director of one of our subsidiary banks, qualify him to serve as a member of our Board.

Wayne E. Alter, Jr.

Age 61

Director Since 2001

Mr. Alter has been the Chairman and Chief Executive Officer of DynaCorp, Inc., a real estate development and management company located in Hagerstown, Maryland, since 1988. He is also a Managing Member of each of the following real estate ownership and management companies: Fountain Vista, LLC; Kensington LLC; Collegiate Acres LLC; Black Rock Meadows LLC; Kensington Commercial Center LLC; and the Alter Family Reserve, LLC. Mr. Alter is the Chairman of First Action Security Team, Inc., a nationwide product distributor in the security industry based in Hagerstown, Maryland. He is also the Chairman of Dynamark Monitoring, Inc., a nationwide security monitoring company based in Hagerstown, Maryland. Our Board has determined that Mr. Alter’s extensive business experience, service on numerous professional and civic organizations, specifically his service as past chairman of the audit committee for Hagerstown Community College and past chairman of the compensation committee for Washington County Health System, Inc., as well as his prior experience as a director of one of our subsidiary banks, qualify him to serve as a member of our Board.

Henry R. Gibbel

Age 54

Director Since 2011

Mr. Gibbel has been the President and Chief Operating Officer of Lititz Mutual Insurance Company located in Lititz, Pennsylvania since 2008. He also serves as President and Chief Operating Officer of Penn Charter Mutual Insurance Company, Pennsylvania, Farmers’ and Mechanics’ Mutual Insurance Company and Livingston Mutual Insurance Company, each located in Lititz, Pennsylvania. He has served in executive positions at Lititz Mutual Insurance Company and Penn Charter Mutual Insurance Company since 1987, at Farmers’ and Mechanics’ Mutual Insurance Company since 1999 and at Livingston Mutual Insurance Company since 2000. Our Board has determined that Mr. Gibbel’s leadership roles, community service and prior experience as a director of one of our subsidiary banks, qualify him to serve as a member of our Board.

Bruce A. Hepburn

Age 71

Director Since 2002

Mr. Hepburn has been a certified public accountant since 1967 and has been self-employed in Lancaster County, Pennsylvania as such since 1994. Mr. Hepburn currently serves as the Independent Lead Director of Susquehanna and has served in this position since January 2011. Previously, Mr. Hepburn was the Chief Financial Officer of Woodstream Corporation, a publicly held company, and was also the President and part owner of Tatco, Inc., a building products distributor. Our Board has determined that Mr. Hepburn’s expertise in accounting and financial statement preparation and review, his prior business experience, as well as his prior years of service as a director of one of our subsidiary banks, qualify him to serve as a member of our Board.

Donald L. Hoffman

Age 71

Director Since 2007

Mr. Hoffman has been the Chief Executive Officer and Chief Financial Officer of Catering by Hoffman located in Hagerstown, Maryland since 1993. He has also been the Chief Executive Officer and Chief Financial

Officer of Brook Meadow Meats, a retailer and wholesaler of meats, in Hagerstown, Maryland, since 2006. Mr. Hoffman was the President and Chief Executive Officer of Roy L. Hoffman & Sons, Inc., a meat processing, manufacturing, distribution and catering company located in Hagerstown, Maryland, from 1968 to 2011. The Board has determined that Mr. Hoffman’s extensive business experience as a small business owner in one of our primary geographic regions, his civic service, and his prior experience as a director of one of our subsidiary banks, qualify him to serve as a member of our Board.

Sara G. Kirkland

Age 65

Director Since 2011

Ms. Kirkland has been a Senior Vice President of Susquehanna University in Selinsgrove, Pennsylvania since January 2012. From May 2001 to December 2011, she served as the Executive Vice President for Administration & Planning at Susquehanna University. From July 2000 to February 2001, she served as Acting President of Susquehanna University. From 1985 to her appointment as Executive Vice President in 2001, she served as Vice President for University Relations. Our Board has determined that Ms. Kirkland’s knowledge of finance, facilities, human resources, risk management, and public communications, as well as her prior experience as a director of one of our subsidiary banks, qualify her to serve as a member of our Board.

Jeffrey F. Lehman

Age 61

Director Since February 2012

Mr. Lehman has served as President and Chief Executive Officer of Shank’s Extracts, Inc., located in Lancaster, Pennsylvania, since 1986. Mr. Lehman served as a director of Tower Bancorp, Inc. (“Tower”) from March 2009 until February 2012, at which time Mr. Lehman was appointed as a director of Susquehanna in connection with the merger of Susquehanna and Tower. Our Board has determined that Mr. Lehman’s entrepreneurial business experience and his executive leadership and management expertise qualify him to serve as a member of our Board.

Michael A. Morello

Age 60

Director Since 2006

Mr. Morello has been the owner of Stardust Development Company, LLC, a self-storage and real estate development company located in Marmora, New Jersey, since 2001. He is also owner of Stagecoach Investors, LLC and Nine & Stagecoach, LLC, both real estate development companies located in Marmora, New Jersey. Mr. Morello has also been the owner of Chocolates in Paradise, LLC, a Kilwins Chocolate franchise located in Key West, Florida, since 2011. From 1982 to 1997, Mr. Morello was the owner and Chief Executive Officer of Minot Food Packers, Inc., a private-label food processing company located in Bridgeton, New Jersey. Our Board has determined that Mr. Morello’s entrepreneurial business skills and his prior experience as a director of one of our subsidiary banks qualify him to serve as a member of our Board.

Scott J. Newkam

Age 63

Director Since 2007

Mr. Newkam is the retired Chairman, President and Chief Executive Officer of Hershey Entertainment & Resorts Company, a private company that owns and operates resort and entertainment facilities in Hershey, Pennsylvania. Prior to his tenure as Chairman, President and Chief Executive Officer, Mr. Newkam served in various positions with Hershey from 1981 to 1999 where, as a certified public accountant, he supervised and was actively involved in the preparation of financial statements. Our Board has determined that Mr. Newkam’s expertise in accounting and financial statement preparation and review, his prior employment as the controller of a financial institution, and his previous service as a director of one of our subsidiary banks, qualify him to serve as a member of our Board.

Robert E. Poole, Jr.

Age 63

Director Since February 2012

Mr. Poole has served as Chairman, President and Chief Executive Officer of S&A Homes, Inc., Poole Anderson Construction and Allied Mechanical & Electrical, Inc., each located in State College, Pennsylvania, since 1998. Mr. Poole served as a director of Tower from March 2009 until February 2012, at which time Mr. Poole was appointed as a director of Susquehanna in connection with the Tower merger. Our Board has determined that Mr. Poole’s broad experience as a business leader and major regional developer focusing on commercial and residential real estate, and his stature as a community leader within the State College region, qualify him to serve as a member of our Board.

William J. Reuter

Age 64

Director Since 1999

Mr. Reuter has served as the Chief Executive Officer of Susquehanna since 2001 and as the Chairman of the Board since 2002. Mr. Reuter served as Chairman of the Board of Susquehanna Bank from 2001 until December 2013. Our Board has determined that Mr. Reuter’s 35+ years in leadership roles within the banking industry qualify him to serve as a member of our Board.

Andrew S. Samuel

Age 51

Director Since February 2012

Mr. Samuel has served as President of Susquehanna since February 2012 when he was appointed as a director of Susquehanna in connection with the Tower merger. Mr. Samuel has been the President and Chief Executive Officer of Susquehanna Bank since February 2012 and Chairman of the Board of Susquehanna Bank since January 2014. Prior to the Tower merger, Mr. Samuel served as Chairman and Chief Executive Officer of Tower and Chief Executive Officer of Graystone Tower Bank from March 2009 to February 2012, and served as Chairman, President and Chief Executive Officer of Graystone Financial Corp. from 2006 to March 2009 and of Graystone Bank from November 2005 to March 2009. Mr. Samuel was previously Market Chief Executive Officer of Sovereign Bank from January through June 2005 and President and Chief Operating Officer of Waypoint Bank and Senior Executive Vice President, Banking Division of Waypoint Bank from 1996 through January 2005. Our Board has determined that Mr. Samuel’s 20+ years of banking experience in Central Pennsylvania, as well as his strategic, executive leadership and management expertise, qualify him to serve as a member of our Board.

Christine Sears

Age 58

Director Since 2007

Ms. Sears, a certified public accountant, has served as Executive Vice President and the Chief Operating Officer of Penn National Insurance, an insurance company located in Harrisburg, Pennsylvania, since 2010. From 1999 to April 2010, Ms. Sears was the Chief Financial Officer of Penn National Insurance. Ms. Sears joined Penn National in 1980 and has held various management positions within the company since that time. Our Board has determined that Ms. Sears’s expertise in accounting and financial statement preparation, evaluation and controls, her experience with human resources issues including compensation and benefits, her experience in providing oversight for information technology, her extensive community and industry involvement, as well as her prior experience as a director of one of our subsidiary banks, qualify her to serve as a member of our Board.

James A. Ulsh

Age 67

Director Since 2007

Mr. Ulsh has been a practicing attorney and shareholder of Mette, Evans & Woodside, a law firm located in Harrisburg, Pennsylvania, since 1973. Our Board has determined that Mr. Ulsh’s 35+ years of legal experience representing business enterprises, professional entities, and banks and financial services providers, his civic service, as well as his prior experience as a director of one of our subsidiary banks, qualify him to serve as a member of our Board.

Vote Required

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting. In other words, the nominees receiving the highest number of votes will be elected.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program is designed to be closely linked to corporate performance and return to shareholders. Our Compensation Committee has a strong pay-for-performance philosophy and, as a result, the compensation paid to our named executive officers is generally aligned with our performance on both a short-term and a long-term basis.

As further described in the “Executive Officer Compensation—Compensation Discussion and Analysis” section beginning on page 31 of this proxy statement, for 2013, the Compensation Committee’s overall goals were to continue and enhance an existing executive compensation program focused on a pay-for-performance philosophy that drives shareholder value and aligns our named executive officers’ compensation with comparable executives in our peer group. In pursuit of those goals, the Compensation Committee takes into account actual and target financial performance, regulatory safety and soundness, and risk evaluation and management processes. Additionally, we have continued our annual shareholder outreach program, where members of our senior management engage certain institutional shareholders in discussions concerning our executive compensation program and other governance practices. As the Compensation Committee evaluated our compensation programs in 2013, the Compensation Committee considered the results of the shareholder advisory vote on say-on-pay from the 2013 Annual Meeting, discussions with our institutional shareholders, as well as the advice of our independent compensation consultant, McLagan, and designed and implemented the following incentive awards:

•

Short-Term Incentive Plan awards for 2013 that include corporate-level goals directly aligned with the strategic goals of loan and deposit growth, as well as risk, efficiency and profitability targets; and

•

performance stock unit grants awarded in 2013 under the 2013 Omnibus Equity Compensation Plan (the “2013 Omnibus Equity Plan”) that include goals tied to relative total shareholder return and return on tangible common equity.

Please see “Executive Officer Compensation—Compensation Discussion and Analysis” beginning on page 31 of this proxy statement for a more detailed discussion of the executive compensation programs in place for our named executive officers in 2013.

Pursuant to the proxy rules under the Exchange Act and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are required to provide our shareholders with a separate non-binding vote to approve the compensation of our named executive officers, including the “Compensation Discussion and Analysis,” the compensation tables, and any other narrative disclosure in this proxy statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation as described in this proxy statement. At the 2011 Annual Meeting, upon the recommendation of the Board, shareholders voted in favor of holding the advisory vote on an annual basis. Shareholders who do not wish to vote may abstain from voting.

Our shareholders are being asked to approve the following resolution:

“RESOLVED, that the compensation paid to Susquehanna’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As provided by the Dodd-Frank Act, this vote will not be binding on the Board or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee or create or imply any additional fiduciary duty of the Board. Further, it will not affect any compensation paid or awarded to any executive. The Susquehanna Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of Susquehanna’s compensation policies and procedures is to attract and retain experienced, highly qualified executives to contribute to Susquehanna’s long-term success and to enhance shareholder value.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, IN A NON-BINDING ADVISORY VOTE, OF OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE, IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

At the Annual Meeting, a vote will be taken on a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2014. PwC has audited our financial statements since 1982.

The Audit Committee expects to appoint PwC as the independent registered public accounting firm of Susquehanna and our subsidiaries for the fiscal year ending December 31, 2014. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the Annual Meeting, the Board will review its future selection of independent registered public accounting firms. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Susquehanna and our shareholders. Representatives of PwC are expected to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Susquehanna’s business is managed under the direction of our Board. As part of its duties, the Board oversees our corporate governance for the purpose of creating long-term value for shareholders and safeguarding our relationships with our employees, customers, suppliers, creditors and the communities in which we do business. Our Board considers the interests of all such parties when, together with our management, it sets Susquehanna’s strategies and objectives. The Board also evaluates management’s performance in pursuing and achieving those strategies and objectives.

Our Board has adopted a Code of Ethics that outlines the principles, policies and laws that govern all of our activities and establishes guidelines for workplace conduct. The Code of Ethics applies to all of our directors, officers and employees, including senior officers, and every director, officer and employee is required to comply with the Code of Ethics. You can find a copy of the Code of Ethics by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Code of Ethics of Susquehanna Bancshares, Inc.” A copy of the Code of Ethics may also be obtained, free of charge, by written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Secretary. Susquehanna intends to disclose amendments to, or director and executive officer waivers from, the Code of Ethics, if any, on our website, or by filing a Form 8-K with the SEC to the extent required by the Nasdaq listing standards.

Our Board has also adopted Corporate Governance Guidelines applicable to each member of the Board. You can find a copy of the Corporate Governance Guidelines by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Corporate Governance Guidelines.”

Composition of the Board of Directors and Independent Lead Director

Our Board currently consists of 14 directors, 12 of whom are independent. Mr. Reuter, our Chief Executive Officer, also serves as the Chairman of our Board. Bruce A. Hepburn serves as the Independent Lead Director. The duties, responsibilities and authorities of the Independent Lead Director are set forth in our Corporate Governance Guidelines and include:

•	general leadership of the affairs of the independent directors;

•	preside at all executive sessions of the Board and at any Board meetings when the Chairman is not present;

•	serve as the non-exclusive liaison between the Chairman/Chief Executive Officer and the independent directors;

•	provide advice and consultation to the Chairman/Chief Executive Officer;

•	monitor information delivered by the management team to the Board and provide input as to the quantity, quality and timeliness of such information;

•	consult with the Chairman regarding meeting agendas and meeting schedules of the Board;

•	provide leadership of the independent directors in anticipating and responding to crises;

•	assist the Chair of the Nominating and Corporate Governance Committee with the identification and recommendation of Board candidates;

•	oversee Board and director evaluations with the Chair of the Nominating and Corporate Governance Committee; and

•	fulfill such other duties as the Board may provide from time to time.

When Mr. Hepburn was appointed Independent Lead Director, he was also appointed as a member of each of the Board’s five standing committees. We believe that this structure is appropriate for Susquehanna because it enhances the effectiveness of the independent oversight by the Board. In addition, we believe the Chief

Executive Officer is in the best position to focus the directors’ attention on the issues of greatest importance to Susquehanna and our shareholders. In our view, the separation of the Chief Executive Officer and Chairman roles is not necessary because the Independent Lead Director acts as a counter-balancing voice to the combined Chief Executive Officer and Chairman position, similar to other public companies. In addition, in order to promote diversity in the role of Independent Lead Director, our Corporate Governance Guidelines provide that a director generally should not serve as the Independent Lead Director for more than five consecutive years; however, the Board does not believe that such limitation should be mandated as policy.

Susquehanna Shareholder Communications with the Board

A Susquehanna shareholder who wishes to communicate with our Board may do so by sending his or her correspondence to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543, Attention: Board of Directors. Mr. Reuter will forward appropriate correspondence to the Board’s Nominating and Corporate Governance Committee. Typically, Mr. Reuter will not forward to the Board communications from Susquehanna shareholders that are of a personal nature or are not related to the duties and responsibilities of the Board.

Board Meetings

Our Board met 16 times during 2013. Each of the directors attended at least 75% of the Board’s meetings in 2013 and of the Board’s committee meetings in 2013 on which he or she served, during the period that he or she served as a director.

Our independent directors met 7 times in executive session in 2013, without any management directors or non-independent directors in attendance.

All of our directors attended last year’s annual shareholders’ meeting. Our Board requires its members to attend all regularly scheduled Board meetings, as well as the annual shareholders’ meeting. Exceptions are permitted for extenuating circumstances on a case-by-case basis. A director’s attendance record is considered by the Nominating and Corporate Governance Committee in its nominating process.

Board Independence

Our Board has determined that except for Messrs. Reuter and Samuel, all of its members are “independent” as defined under the Nasdaq listing standards. Mr. Reuter is our Chairman and Chief Executive Officer. Mr. Samuel is our President and the Chairman, President and Chief Executive Officer of Susquehanna Bank. Our Board believes that the Nasdaq independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and thus uses these requirements in assessing the independence of each of its members. In making its determination with respect to the independence of each director, the Board considered any relationships between each director and Susquehanna that were not in connection with such director’s services on the Board, including the amount and nature of loans made to directors and the other related person transactions described on page 30. In making its determination with respect to the independence of each director, the Board did not consider any transactions by our directors that are approved under our written statement of policy with respect to related person transactions as more fully described under “Certain Relationships and Related Person Transactions,” unless such transaction resulted in a per se independence disqualification under the Nasdaq listing standards.

Director Resignation Policy

Our Corporate Governance Guidelines include a Director Resignation Policy, which provides that any director nominee who fails to receive more votes in favor of such director nominee’s election than withheld with respect to such director nominee’s election shall submit his or her resignation to the Board. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation. In addition, if a director (i) files for personal bankruptcy or business bankruptcy in connection with any of his or her related party business entities, or (ii) has a loan from Susquehanna or any of our subsidiaries made to or guaranteed by the director or an entity controlled by the director placed on nonaccrual status, the director shall submit his or her resignation to the Board. A director whose resignation is under consideration will abstain from participating in any recommendation or decision regarding that resignation.

The Nominating and Corporate Governance Committee will recommend to the Board whether to accept, reject or otherwise act with respect to such resignation. In considering the resignation, the Nominating and Corporate Governance Committee and the Board will consider all of the relevant facts and circumstances. The Board will act on the tendered resignation, taking into consideration the Nominating and Corporate Governance Committee’s recommendation, and will publicly disclose its decision regarding the resignation within 130 days after the results of the election are certified. If a director’s resignation is not accepted, the director will continue to serve for the remainder of his or her term, or until his or her earlier resignation or removal.

Our Board believes the Director Resignation Policy provides the shareholders with a substantially enhanced role in the director election process, while preserving flexibility for the Board to examine the reasons behind the vote in the course of discharging its fiduciary obligations to the shareholders.

Board Committees

In 2013 the Board maintained the following five standing committees: Audit; Compensation; Executive; Nominating and Corporate Governance; and Risk. As of December 31, 2013, the members of each committee were as follows:

2013 BOARD COMMITTEE COMPOSITION

Director	Audit	Compensation	Executive	Nominating and Corporate Governance	Risk
Agnone		Ö		Ö
Alter		Chairman	Ö	Ö
Gibbel	Ö
Hepburn	Ö	Ö	Ö	Ö	Ö
Hoffman			Ö	Chairman
Kirkland				Ö	Ö
Lehman			Ö
Morello		Ö	Ö	Ö
Newkam	Chairman		Ö		Ö
Poole					Ö
Reuter			Chairman
Samuel
Sears	Ö				Ö
Ulsh			Ö		Chairman

Audit Committee

The Audit Committee held 12 meetings in 2013. Each director who serves on the Audit Committee is “independent” for purposes of Rule 10A-3 promulgated under the Exchange Act and the Nasdaq listing standards. Our Board has determined that Bruce A. Hepburn, Scott J. Newkam and Christine Sears each are an “audit committee financial expert” as defined in Item 407(d)(5)(2) of Regulation S-K. The functions performed by the Audit Committee include:

•	meeting with our independent registered public accounting firm and reviewing the scope and results of our annual audit;

•	reviewing information pertaining to internal audits;

•

overseeing that our management has maintained the reliability and integrity of accounting policies, financial reporting and disclosure practices; established and maintained processes to ensure an adequate system of internal control; and established and maintained processes to ensure compliance with applicable laws, regulations and corporate practices;

•	meeting with the Board on a regular basis to report the results of its reviews;

•	selecting the independent registered public accounting firm and reviewing periodically its performance and independence from management;

•	reviewing and approving our Internal Audit Plan;

•	periodically meeting privately with our independent registered public accounting firm, senior management and our internal auditor; and

•	reviewing and approving transactions between Susquehanna and related parties.

The Audit Committee reviews its Charter annually. You can find a copy of our current Audit Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Audit Committee of Susquehanna Bancshares, Inc.”

Compensation Committee

The Compensation Committee held 9 meetings in 2013. Each director who serves on the Compensation Committee is “independent” for purposes of the Nasdaq listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The functions performed by the Compensation Committee include:

•	reviewing and approving key executive and director compensation;

•

reviewing and approving corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those objectives, and setting the Chief Executive Officer’s compensation level based on these evaluations;

•	administering our equity compensation plans;

•	retaining compensation consultants and other advisers;

•	reviewing and approving our incentive compensation plans and awards; and

•	evaluating and reviewing with our Chief Risk Officer our incentive compensation arrangements to ensure that such arrangements do not encourage unnecessary or excessive risk taking.

Please refer to the “Compensation Discussion and Analysis” section below for greater detail regarding the scope of authority of the Compensation Committee and the role of others, such as our management and compensation consultants, in determining or recommending the amount or form of executive and director compensation.

The Compensation Committee reviews its Charter annually. You can find a copy of our current Compensation Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Compensation Committee of Susquehanna Bancshares, Inc.”

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for 2013 were Anthony J. Agnone, Sr., Wayne E. Alter, Jr. (Chair), Bruce A. Hepburn and Michael A. Morello. None of the members of the Compensation Committee were officers or employees of Susquehanna during 2013, and no executive officer of Susquehanna served or serves on the compensation committee or board of directors of any company that employed or employs any member of our Compensation Committee or Board during 2013. At December 31, 2013, certain committee members, including certain members of their immediate families and companies in which they are principal owners (more than 10%), were indebted to our banking subsidiary. In accordance with our pre-approval policy, all of these transactions were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Susquehanna; and did not involve more than the normal risk of collectability or present other unfavorable features.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held 8 meetings in 2013. Each director who serves on the Nominating and Corporate Governance Committee is “independent” for purposes of the Nasdaq listing standards. The functions performed by the Nominating and Corporate Governance Committee include:

•	developing qualification criteria for Board members;

•	identifying individuals qualified to become Board members;

•	recommending director nominees to the Board for each annual meeting of shareholders;

•	developing and recommending to the Board corporate governance policies and procedures applicable to Susquehanna; and

•	to the extent deemed advisable by the committee, developing, implementing, reviewing and monitoring a continuing education program for members of the Board.

The Nominating and Corporate Governance Committee reviews its Charter annually. You can find a current copy of our Nominating and Corporate Governance Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Nominating and Corporate Governance Committee of Susquehanna Bancshares, Inc.”

Executive Committee

The Executive Committee held 6 meetings in 2013. Each director who serves on the Executive Committee is “independent” for purposes of the Nasdaq listing standards, except for Mr. Reuter, our Chief Executive Officer. The functions performed by the Executive Committee include:

•

discussing, analyzing and consulting with the Chief Executive Officer on issues related to our business affairs, including, without limitation, strategic planning, mergers and acquisitions, human resources and banking/regulatory matters.

You can find a copy of our current Executive Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Executive Committee of Susquehanna Bancshares, Inc.”

Risk Committee

The Risk Committee held 10 meetings in 2013. Each director who serves on the Risk Committee is “independent” for purposes of the Nasdaq listing standards. The functions performed by the Risk Committee include:

•

reviewing and understanding the significant risk exposures facing Susquehanna and the steps management has taken to mitigate, manage and monitor such exposures including, without limitation, strategic, reputation, legal and regulatory, credit, financial (including liquidity and market), operational, technology and financial reporting risks;

•	understanding and reviewing the activities that management has in place to manage and monitor the significant risks to Susquehanna;

•

reviewing and approving designated enterprise policies and practices with respect to risk assessment, and annually presenting a report to the Board summarizing the Risk Committee’s review of our methods for identifying and managing risks;

•	reviewing and understanding our corporate risk profile and considering the impact of risk-taking incentives on the risk profile;

•	evaluating the overall levels of risk exposure and reviewing high-level risk appetite (tolerance) statements for each risk category;

•	periodically receiving and reviewing a report containing the details of all litigation matters;

•

reviewing significant findings and management responses contained in reports of the Risk and Control Assessment Services unit, our Corporate Audit department, our Credit Review department, and regulatory agencies related to risk management issues, except to the extent subject to the jurisdiction of another committee of the Board pursuant to that committee’s charter;

•	annually reviewing our Community Reinvestment Act activities and related Fair Lending Act monitoring results;

•	reviewing and approving the Bank Secrecy Act Program;

•	annually, or as required, reviewing the insurance programs and policies in place within Susquehanna, including coverages, limits, risk retention, claims, loss histories and related matters;

•	reviewing management’s reports on our compliance with laws and regulations; and

•

reviewing management’s reports on the adequacy of our business recovery and contingency planning activities, information security program including risks related to customer information, and significant third-party outsourcing, vendor, and operational outsourcing arrangements.

The Risk Committee’s Charter can be found by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Risk Committee of Susquehanna Bancshares, Inc.”

Risk Assessment

The Compensation Committee annually conducts a general companywide risk assessment of incentive compensation plans and programs in place for all employees. Based on this assessment, the Compensation Committee believes that our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk taking that could harm our value or reward poor judgment by our employees. Specifically, we allocate compensation among base salary and short and long-term compensation target opportunities in such a way as not to encourage excessive risk-taking. Further, although the corporate performance metrics that determine payouts for certain business segment leaders are based in part on the achievement of business-segment metrics, a significant portion of the metrics that determine payouts for our employees are based on companywide metrics. This is based upon our belief that applying companywide metrics encourages decision-making that is in the best long-term interests of Susquehanna and our shareholders as a whole. The mix of equity award instruments used under our Long-Term Incentive Plan also mitigates risk, as awards have multi-year vesting to account for the time horizon of risk based on our business objectives.

We have also implemented certain policies that are designed to mitigate risk:

•

our stock ownership guidelines require our directors and named executive officers to own equity representing a significant multiple of their base salary or Board retainer and to retain this equity throughout their tenure; and

•

we have a recoupment policy (the “Recoupment Policy”) that allows us to “claw-back” incentive compensation paid to all employees, including our named executive officers, upon certain recoupment events determined by the Compensation Committee tied generally to financial restatements.

The Recoupment Policy was originally adopted to comply with the Troubled Asset Relief Program (“TARP”) Regulations and allows us to recoup or “claw-back” certain incentive compensation paid to the named executive officers and other key officers and employees in the event that a recoupment event as determined by the Compensation Committee has occurred. Our Board, upon the recommendation of the Compensation Committee, adopted and approved an amendment to the various incentive award plans and programs maintained by Susquehanna so that the Recoupment Policy is included in each of our incentive plans. Following the repayment of the TARP funds, the Compensation Committee adopted an amended and restated Recoupment Policy, which is substantially similar to the Recoupment Policy adopted to comply with TARP, except that this policy is discretionary and can apply to all of our employees. The full text of the Recoupment Policy is attached as Exhibit 10.22 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Our Chief Risk Officer also discusses with the Compensation Committee the risks facing Susquehanna as identified through our corporate risk assessment process.

Board’s Role in Risk Oversight

The Board is ultimately accountable for the oversight of how management assumes and manages risks in pursuit of preserving shareholder value and driving financial returns to our shareholders. The Board provides strategic oversight of enterprise risk management through the Risk Committee. The Board approves Susquehanna’s overall risk appetite, assesses the effectiveness of the enterprise risk management framework and governance processes, and oversees management’s handling of issues related to risk mitigation.

Our Board, the Risk Committee, the Audit Committee, and the Compensation Committee regularly consult with our Chief Risk Officer to review the various types of risk that affect Susquehanna as a financial holding company and our strategies to mitigate such risks. In addition, the Compensation Committee is responsible for overseeing the management of risks relating to our compensation arrangements. The Audit Committee’s role in our risk management process is in the context of its oversight of the reliability and integrity of accounting policies, financial reporting and disclosure practices, and its evaluation and assessment of the adequacy of our system of internal controls and procedures. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest and governance matters. While each of our committees is responsible for evaluating certain risks, the Risk Committee is primarily responsible for overseeing the management of such risks, and the entire Board is regularly informed about such risks through committee reports and review of committee meeting minutes.

Board Evaluation and Education

During 2013, the Nominating and Corporate Governance Committee assisted the Board in conducting a director self-evaluation utilizing the services of an independent national organization that provides resources and information for directors. The Board will utilize the results of the evaluation to enhance and implement best practices in governance including nomination and executive and director succession processes. During 2013, the Board also utilized both internal and external educational resources and attended educational sessions at regularly scheduled Board meetings, including the Board’s annual strategic planning meeting.

Stock Ownership Guidelines

In 2013, based on discussions with shareholders as well as advice from our compensation consultant, we increased our stock ownership guidelines for directors to further align our policies with those of our peer group. Under the current stock ownership guidelines for our directors and corporate management team (which includes our named executive officers), each director and member of our corporate management team is expected to obtain within five years the number of shares of Susquehanna common stock, as set forth in the table below. Methods for acquiring stock include grants of options or restricted shares, individual purchases, and, for employees, participation in the Employee Stock Purchase Plan through payroll deductions, in amounts not to exceed the maximum amount permitted under the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder (the “Code”).

Position	Stock Ownership Guidelines
Susquehanna Directors
Board Member	Seven times Board retainer
Newly Elected Board Member	Lesser of $20,000 or 2,000 shares within a year

Susquehanna Executives/Corporate Management
Chief Executive Officer	Lesser of three times base salary or 120,000 shares
Other Executive Officers	Lesser of two times base salary or 40,000 shares
Member of Corporate Management	Lesser of two times base salary or 25,000 shares

Trading, Hedging and Pledging Restrictions

We have an insider trading policy that prohibits directors and executive officers from making any short sales of, or buying or selling puts, calls or options, or participating in equity swap transactions in respect of, any Susquehanna’s securities at any time without prior written approval from our Chief Legal Officer. In December 2013, we amended our insider trading policy by adopting an anti-pledging policy, under which directors and executive officers are prohibited from pledging, hypothecating, or otherwise encumbering shares of Susquehanna’s common stock or other equity securities as collateral for indebtedness without first obtaining prior approval from the Chief Legal Officer. This prohibition includes, but is not limited to, holding such shares in a margin account. In addition, the Board discourages sales of Susquehanna common stock by directors and executive officers except pursuant to a pre-arranged trading plan.

Nominations by Susquehanna Shareholders

Our Bylaws provide that at each annual meeting, any holder of Susquehanna’s common stock may make additional nominations for election to the Board. Each nomination must be made in accordance with our Bylaws and preceded by a notification made in writing and delivered or mailed to Susquehanna’s Secretary not less than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. For each person the shareholder proposes to nominate as a director, the notification must contain the information which is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to the rules promulgated by the SEC. The notice must also include certain information about the shareholder, including the shareholder’s name, address and telephone number, the number and class of shares owned by the shareholder, and a description of all agreements or arrangements entered into by the shareholder with respect to Susquehanna shares. Any nominee to the Board proposed by a shareholder must consent in writing to such nomination.

The Nominating and Corporation Governance Committee will evaluate and consider shareholder nominations using the same criteria as used for nominations submitted by our management or Board members, as described above. In making the evaluation, the Nominating and Corporation Governance Committee may seek additional information on the nominee from either the nominee or the Susquehanna shareholder making the nomination.

DIRECTOR COMPENSATION

Our non-employee directors are compensated in accordance with a fee schedule that is approved by the Compensation Committee. In 2013, each of our non-employee directors was compensated in accordance with the following fee schedule:

Annual Retainer—(1)
Board Member	$30,000
Independent Lead Director	$30,000
Chairperson—Audit Committee	$12,500
Chairperson—Compensation Committee	$12,500
Chairperson—Nominating and Corporate Governance Committee	$7,500
Chairperson—Risk Committee	$7,500
Annual Equity Grant—Restricted Stock(2)	$30,000
Board Meeting	$1,500
Committee Meeting	$1,200
Telephonic Board/Committee Meeting	60% of the in-person meeting fee

(1)	Annual Retainer amounts are paid in four installments.
(2)	Usually made in February of each year.

Our non-employee directors received the following compensation from Susquehanna for their service on our Board and its committees in 2013:

Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Anthony J. Agnone, Sr.	$64,620	$29,992	$27	$94,639
Wayne E. Alter, Jr.	$111,140	$29,992	$27	$141,159
Henry R. Gibbel	$63,840	$29,992	—	$93,832
Bruce A. Hepburn	$157,300	$29,992	$27	$187,319
Donald L. Hoffman	$91,640	$29,992	$27	$121,659
Sara G. Kirkland	$70,800	$29,992	—	$100,792
Jeffrey F. Lehman	$60,060	$29,992	—	$90,052
Michael A. Morello	$83,520	$29,992	$27	$113,539
Scott J. Newkam	$103,100	$29,992	$27	$133,119
Robert E. Poole, Jr.	$59,760	$29,992	—	$89,752
Christine Sears	$67,320	$29,992	$27	$97,339
James A. Ulsh	$98,160	$29,992	$27	$128,179
Robert W. White(1)	$17,200	$29,992	—	$47,192
Roger V. Wiest, Sr.(1)	$46,260	$29,992	$27	$76,279

(1)	Term ended at the 2013 Annual Meeting.
(2)	Includes the following fees received by each non-employee director for his or her service on the Board in 2013, as well as fees received for service on any committee of the Board in 2013:

Name	Susquehanna Board Fees and Annual Retainer*		Susquehanna Committee Fees**
Anthony J. Agnone, Sr.	$50,700		$13,920
Wayne E. Alter, Jr.	$51,600		$59,540
Henry R. Gibbel	$51,600		$12,240
Bruce A. Hepburn	$81,600	(5)	$75,700
Donald L. Hoffman	$51,600		$40,040
Sara G. Kirkland	$51,600		$19,200
Jeffrey F. Lehman	$48,300		$11,760
Michael A. Morello	$51,600		$31,920
Scott J. Newkam	$48,600		$54,500
Robert E. Poole, Jr.	$55,680		$4,080
Christine Sears	$46,200		$21,120
James A. Ulsh	$50,100		$48,060
Robert W. White	$16,000		$1,200
Roger V. Wiest, Sr.	$16,000		$30,260

*	Includes an annual retainer in the amount of $30,000, which was paid in four quarterly installments. Also includes payments for attendance at the Board’s strategic planning meeting.
**	Includes fees paid for any service on the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Committee, Executive Committee or a special committee, as well as any fees paid for being the Chairperson of any such committee.

Several of our directors also serve on the board of directors of one or more of our subsidiaries and received compensation from that subsidiary for his/her service to that company in 2013, as follows: Mr. Hepburn: $6,000; Mr. Hoffman: $37,756 (including the amount Mr. Hoffman received under an executive supplemental income plan assumed by Susquehanna Bank pursuant to an acquisition); and Mr. Ulsh: $6,000.

(3)	On January 18, 2013, each non-employee member of the Board on that date was granted 2,673 shares of restricted stock vesting in full on the grant date. Please see Note 16 “Share-based Compensation” to the consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for a discussion of the valuation of these awards.

As of December 31, 2013, our non-employee directors had the following aggregate number of outstanding option awards:

Director	Aggregate Number of Outstanding Option Awards
Anthony J. Agnone, Sr.	9,000
Wayne E. Alter, Jr.	19,500
Henry R. Gibbel	—
Bruce A. Hepburn	19,500
Donald L. Hoffman	12,000
Sara G. Kirkland	—
Jeffrey F. Lehman	—
Michael A. Morello	15,000
Scott J. Newkam	9,000
Robert E. Poole, Jr.	11,310
Christine Sears	9,000
James A. Ulsh	9,000

(4)	Represents the dollar value of dividends paid on the restricted stock during 2013.
(5)	Includes an annual retainer in the amount of $30,000, which was paid in four quarterly installments, to Mr. Hepburn for service as the Independent Lead Director.

ANNUAL AUDIT INFORMATION

Report of the Susquehanna Audit Committee

Our Audit Committee has reviewed our audited financial statements and met with both management and PwC, our independent registered public accounting firm, to review and discuss those financial statements. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Susquehanna management has represented to the Audit Committee that the financial statements were prepared in accordance with GAAP.

Our Audit Committee received from and discussed with PwC the written disclosure and the letter required by Public Company Accounting Oversight Board (“PCAOB”) Rule 3526 (Communications with Audit Committees Concerning Independence). These items relate to that firm’s independence from Susquehanna. The Audit Committee also considered whether the provision of non-audit services by PwC was compatible with the maintenance of PwC’s independence. The Audit Committee also discussed with PwC any matters required to be discussed by PCAOB Auditing Standard AS 16 (Communication with Audit Committees).

Based on these reviews and discussions, our Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Susquehanna Bancshares, Inc. Audit Committee:	Scott J. Newkam, Chairman
Bruce A. Hepburn
Henry R. Gibbel
Christine Sears

Summary of Pre-Approval Policy for Audit and Non-Audit Services

Our Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm. This responsibility includes, but is not limited to, evaluating the independence of the independent registered public accounting firm in the performance of audit and non-audit related services to Susquehanna and pre-approving the audit and non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair the auditor’s independence from Susquehanna. Accordingly, the Audit Committee has adopted, and the Board has ratified, a Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed for performance by the independent registered public accounting firm may be pre-approved.

Certain services are pre-approved by the Audit Committee on a general basis, without case-by-case consideration (“general pre-approval”); other services require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee.

The Audit Committee takes additional measures on an annual basis to meet its responsibility to oversee the work of the independent registered public accounting firm and to ensure the registered public accounting firm’s independence from Susquehanna, such as reviewing a formal written statement from the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and Susquehanna, consistent with applicable independence standards, and discussing with the independent registered public accounting firm its methods and procedures for ensuring independence.

Fees Billed by Independent Registered Public Accounting Firm to Susquehanna

The aggregate fees billed to Susquehanna by PwC for each of the fiscal years ended December 31, 2013 and 2012, respectively (all of which were approved by the Audit Committee), are set forth in the table below:

	For the Fiscal Year Ended December 31, 2013	For the Fiscal Year Ended December 31, 2012
Audit Fees(1)	$2,070,000	$1,790,000
Audit-Related Fees(2)	581,587	945,000
Tax Fees(3)	171,400	232,325
All Other Fees	—	—

(1)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2013	2012
• Audits of Financial Statements	$1,890,000	$1,725,000
• Statutory Audits	140,000	65,000
• Consents	40,000	—

(2)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2013	2012
• Accounting Consultations and Audits in Connection with Acquisitions	—	$325,000
• Attest Services Not Required by Statute or Regulation (primarily securitization related)	$55,000	55,000
• Attest Services Required by Statute or Regulation	195,000	165,000
• Comfort Letter	—	150,000
• Consultation Concerning Financial Accounting and Reporting	331,587	250,000

(3)	Includes the following aggregate fees billed by PwC for the services and time periods indicated:

	2013	2012
• Tax Compliance	$167,500	$189,500
• Tax Planning	3,900	42,825
• Tax Advice	—	—

Our Audit Committee has considered, and has determined, that the provision of the non-audit services described above is compatible with maintaining the independence of PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Susquehanna’s Policies Regarding Related Person Transactions

We have adopted a written statement of policy (the “Policy”) with respect to Related Person Transactions, which is administered by our Audit Committee. Under the Policy, a “Related Person Transaction” is any transaction between Susquehanna or any of our subsidiaries and a Related Person, not including any transactions available to all employees generally, transactions related solely to executive compensation (which require approval by the Compensation Committee), transactions involving less than $5,000 when aggregated with all similar transactions, or transactions that have received pre-approval by the Audit Committee as described below. A “Related Person” is any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our stock or any controlled affiliate of such shareholder, any immediate family member of any of our executive officers or directors and any entity in which any of the foregoing has a substantial ownership interest or control.

Pursuant to the Policy, a Related Person Transaction may be consummated or may continue only if:

•

the Audit Committee approves or ratifies such transaction in accordance with the Policy, and the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party; or

•	the transaction is approved by the disinterested members of the Board; and

•	the transaction, if it involves compensation, is also approved by our Compensation Committee.

Transactions with Related Persons that are not classified as Related Person Transactions by the Policy and thus not subject to its review and approval requirements may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Certain Types of Transactions Pre-Approved by the Audit Committee

We are a diversified financial services institution that offers a variety of financial products to the public through our subsidiaries. Our Audit Committee has determined that offering such financial products to our Related Persons is beneficial and therefore has pre-approved the entrance by our subsidiaries into certain depository, loan, trust, lease, broker/dealer and investment advisory, insurance and risk management relationships with Related Persons; provided that (1) the terms and conditions of any transaction must be substantially similar to those made available to the general public or any of our other employees; and (2) the transaction is one that the subsidiary would typically enter into as part of its ordinary business.

In addition to the pre-approval of transactions involving financial products that we provide as part of our business, our Audit Committee also pre-approved: (1) any compensation, work-related reimbursement or benefits paid or provided to any of our employees or any of their affiliates who is a Related Person that is within Susquehanna’s normal pay scale and that complies with our policies and procedures applicable to such compensation and benefits; (2) any economic relationship between any of our directors (including his or her affiliated interests) and Susquehanna or one of our subsidiaries that meets the de minimis exception set forth in section IV.B.2 of our Code of Ethics; (3) any legal representation provided by a law firm of which a member of our or an affiliate’s board of directors is a member or partner, provided (a) the legal representation is provided in connection with matters arising in the ordinary course of Susquehanna or our subsidiary’s business, (b) the fees charged to Susquehanna or our subsidiary do not exceed any fees that such law firm would charge to other similarly situated clients with which no member or partner of such law firm is affiliated, and (c) that without the prior approval of the Audit Committee, the total amount paid to such law firm by Susquehanna or our subsidiaries does not exceed $120,000 per annum (which amount may be changed by resolution of the Audit Committee from time to time); and (4) any contributions made to any charitable organizations, provided such contributions (a) are made in accordance with our policies and procedures regarding the same and (b) do not exceed $100,000 per annum (which amount may be changed by resolution of the Audit Committee from time to time).

Although the foregoing types of transactions have been pre-approved by our Audit Committee and therefore may be entered into without review as set forth in the Policy, all transactions entered into with Related Persons are subject to disclosure if required by the applicable securities laws, rules and regulations.

Related Person Transactions During Fiscal Year 2013

Certain of our directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), entered into depository, trust, lease, broker/dealer and investment advisory, insurance and risk management services (“financial services arrangements”) with our subsidiaries. In accordance with our pre-approval policy described above, the terms and conditions of these transactions were substantially similar to those made available to the general public or any of our other employees, and were the types of transactions that our subsidiaries typically enter into as part of their ordinary business. At December 31, 2013, all of our directors and executive officers, either directly or indirectly, had one or more financial services arrangements with at least one of our subsidiaries.

Certain of our directors and executive officers, including certain members of their immediate families and companies in which they are principal owners (more than 10%), were also indebted to our banking subsidiary. In accordance with our pre-approval policy, all of these transactions were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Susquehanna; and did not involve more than the normal risk of collectability or present other unfavorable features. The total aggregate amount outstanding for loans to our Related Persons as of December 31, 2013 was approximately $68,965,000. Each of these loans is performing in accordance with its terms.

In December 2007, Graystone Tower Bank (which merged into Susquehanna Bank in February 2012) entered into a lease agreement for a build-to-suit lease with Park Forest Centre, II, L.P. (“PFC II”) for approximately 8,355 square feet of branch and regional administrative office space in State College, Pennsylvania for an initial 15-year lease term with monthly rental payments of $26,600 in 2013. The bank paid PFC II approximately $341,000 in 2013. Director Poole maintains a minority 24.75% limited partner interest in PFC II and also holds a 25% ownership interest in PFC II’s 1% general partner. Based solely on these ownership percentages, Mr. Poole’s interest in the transaction is expected to be no more than $84,407 for 2013. We performed an evaluation which confirmed that the terms of the lease are consistent with market terms and concluded that such terms are at least as favorable to Susquehanna Bank as could be obtained in a transaction with an unaffiliated party.

In November 2011, Graystone Tower Bank also entered into a lease agreement for a build-to-suit lease with NPK Southridge Associates, L.P. (“NPK”) for approximately 2,884 square feet of branch space in State College, Pennsylvania for an initial 15-year lease term with monthly payments of $13,040 in 2013. Susquehanna Bank, as the successor in interest to Graystone Tower Bank, occupied the building in mid-August 2012. The bank paid NPK $156,480 in 2013. Director Poole maintains a minority 16.67% limited partner interest in NPK and also holds a 33% interest in NPK’s 1% general partner. Based solely on these ownership percentages, Mr. Poole’s interest in the transaction is expected to be no more than $26,345 for 2013. We performed an evaluation which confirmed that the terms of the lease are consistent with market terms and concluded that such terms are at least as favorable to Susquehanna Bank as could be obtained in a transaction with an unaffiliated party.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing compensation programs, as well as the compensation determinations and the reasons for those determinations relating to our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers, who we collectively refer to as the “named executive officers.” Our named executive officers for 2013 were Messrs. Reuter, Hostetter, Duncan, Quick and Samuel.

This discussion should be read together with the compensation tables for the named executive officers, which follow this discussion.

Executive Summary

Executive Compensation Philosophy

At Susquehanna, the compensation of our named executive officers is structured to reflect our overall performance and the contribution of the named executive officers to that performance. Our compensation program is designed to both encourage and reward behaviors that ultimately contribute to the achievement of our organizational goals and maximize value to our shareholders over the long-term.

The compensation of our named executive officers is determined by the Compensation Committee with input from our CEO regarding the individual performance of all named executive officers other than the CEO. The Compensation Committee’s overall goals are to continue to enhance an executive compensation program that focuses on a pay-for-performance philosophy that drives shareholder value and aligns the compensation of our named executive officers with that of our peer group, while providing an appropriate retention incentive. In pursuit of those goals, the Compensation Committee takes into account actual and target financial performance, regulatory safety and soundness, and risk evaluation and management processes.

2013 Financial and Performance Highlights

The Compensation Committee continued to make significant strides in 2013 to enhance the pay-for-performance strategy underlying our compensation design and further align executive compensation with our short-and long-term strategies and objectives.

Following a year of significant growth and transition in 2012, in 2013 we focused our attention on further refining and executing on our strategy to maintain and enhance our financial performance. We seek to do this by leveraging the product and service offerings, balance sheet strength and risk management structure of a regional financial services company through a customer-focused community bank delivery model that builds enduring customer relationships. To this end, our strategic priorities in 2013 included initiatives to grow total checking account balances, promote and support relationship-based lending (specifically commercial and non-residential consumer loans), enhance fee income, further develop a consistent, differentiating customer experience, and elevate the engagement of employees. We supported these priorities in 2013 through execution of tactics involving technology and mobile delivery, retail and commercial product enhancements, talent development, and system and process improvements, among others.

Our key financial results for 2013, including the financial-related strategic goals discussed above, are as follows:

	2012	2013
Earnings per Share	$0.77	$0.92
Dividends	0.21 *	0.31 *
Return on Assets	0.81%	0.95%
Return on Tangible Equity**	12.03%	13.57%
Efficiency Ratio**	60.37%	62.55%

*	The $.07 dividend for the First Quarter of 2013 was accelerated and paid in the Fourth Quarter of 2012. This table reflects that dividend amount in the First Quarter of 2013.
**	Non-GAAP based financial measures. Please refer to the calculations and management’s reasons for using the measures in Annex A to this Proxy Statement.

2013
C&I/Consumer Loan Growth	9.26%
Checking Account Growth	2.55%
Non-Interest Income Growth	10.0%

The following table compares our Total Shareholder Return trend to our 2013 peer group, for 2011, 2012 and 2013.

Source: SNL Financial

2013 Compensation Highlights

To enhance our pay-for-performance compensation philosophy, the Compensation Committee sought in 2013 to more closely align our incentive plans with our short-term and long-term strategies and objectives. To that end, the Short-Term Incentive Plan (“STIP”) was designed to include corporate-level goals directly aligned with the strategic goals of loan and deposit growth, as well as risk, efficiency and profitability targets. Additionally, performance stock units awarded in 2013 under the 2013 Omnibus Equity Plan included goals tied to relative 3-year Total Shareholder Return and Return on Tangible Equity.

The Compensation Committee also took the following specific actions with respect to our named executive officers’ compensation for 2013:

•	we made base salary adjustments for our named executive officers to align their base salaries with those of comparably situated executives within our 2013 compensation peer group; and

•

we paid out annual cash incentive awards under the STIP based on the achievement of our 2013 performance goals, with each named executive officer receiving a bonus equal to approximately 68% of their target level.

Compensation Philosophy and Components of Executive Compensation

The compensation of our named executive officers is determined by the Compensation Committee with input from Mr. Reuter regarding the individual performance of all named executive officers other than himself. Annually, the Compensation Committee conducts a review of our executive compensation program. For 2013, the Compensation Committee’s overall goals were to continue and enhance our executive compensation program focused on a pay-for-performance philosophy that drives shareholder value and aligns our named executive officers’ compensation with the market median (i.e., 50th percentile) of comparable executives in our peer group. In pursuit of those goals, the Compensation Committee takes into account our actual and target financial performance, regulatory safety and soundness, and risk evaluation and management processes. The Compensation Committee seeks to implement our compensation philosophy through a compensation structure comprised of base salary and long-term and short-term incentive-based compensation. Since a meaningful part of total compensation is incentive based, a direct link is established between executive compensation and the long-term performance of Susquehanna.

The key components of our executive compensation consist of base salary, cash and equity incentives, and supplemental retirement benefits. While each element of compensation described below is considered separately, the Compensation Committee takes into account the aggregate value of the compensation package for each of our named executive officers, including pension benefits, severance benefits, insurance and other benefits and compares the target level of benefits under each plan to those in place for the named executive officers at comparable companies, as described in more detail under “—Benchmarking and Other Analysis” below. In considering how the aggregate compensation package for each of our named executive officers compares to that of the named executive officers of comparable companies, the Compensation Committee considers the overall performance of those comparable companies relative to our overall performance and the named executive officers’ experience and contributions.

The following table outlines the major elements of 2013 total compensation for our named executive officers:

Compensation Element	Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Base Salary	Helps attract and retain executives through market-competitive base pay	Based on individual performance and market practices	Fixed	Short-Term

Annual Cash Incentive Awards	Encourages achievement of financial performance metrics that create near-term shareholder value	Based on achievement of predefined corporate performance objectives	Performance Based	Short-Term

Long-Term Incentive Awards	Aligns executives’ and shareholders’ long-term interests while creating a retention incentive through multiyear vesting	Based on achievement of predefined corporate performance objectives	Performance Based	Long-Term

Supplemental Executive Retirement Plans	Provides income security into retirement and creates a retention incentive through use of multiyear vesting	Competitive practice	Fixed	Long-Term

Benefits and Perquisites	Provide limited perquisites as well as health and welfare benefits on the same basis as our general employee population	Competitive practice	Fixed	Short-Term

The charts below illustrate our 2013 total target direct compensation, which includes base salary and target short-term and long-term incentive awards. Specifically, in 2013, 73% of target compensation to our CEO, and 58% of target compensation to our other named executive officers, was performance-based compensation and not guaranteed.*

*	The above charts are based on target cash compensation equal to 100% of base salary for the CEO and 60% of base salary for other named executive officers, plus target equity grants under the STIP and long-term incentive plan equal to 170% of base salary for the CEO and 80% of base salary for the other named executive officers.

Benchmarking and Other Analysis

The Compensation Committee oversees several analyses relating to our compensation practices for named executive officers and considers these analyses in making decisions related to executive compensation and in designing potential compensation programs for our named executive officers. Analyses include, but are not limited to, annual benchmarking reviews, pay-for-performance analyses and assessment of incentive compensation to ensure that it does not encourage excessive or unnecessary risk-taking. As a general principle, the Compensation Committee designs the compensation packages of our named executive officers to provide for compensation levels at the market median (i.e., 50th percentile) for our peer group for target performance.

Role and Relationship of the Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Compensation Committee has direct access to outside advisors and consultants throughout the year.

The Compensation Committee retained the services of McLagan, an Aon Hewitt company, as an independent outside compensation consultant. McLagan’s services included:

•	Benchmarking studies for our 2013 short-term and long-term incentive programs in October 2012 including design and implementation of such incentive programs in December 2012;

•	Conducting peer group analysis in January 2013; and

•	Establishing compensation guidelines including benchmarking studies for the base salaries of our named executive officers in June 2013.

McLagan was engaged directly by the Compensation Committee and reports directly to the Compensation Committee. For our 2013 executive compensation program, the Compensation Committee’s focus was to continue to enhance an already strong executive compensation program that focuses on pay-for-performance, aligns the compensation of our named executive officers with that of our peer group, and provides an appropriate retention incentive. The scope of McLagan’s engagement included:

•	developing an updated peer group for 2013, as discussed further below;

•	conducting a detailed competitive assessment comparing our executive compensation and Board compensation programs to compensation levels within the peer group;

•	assisting with the development and the recommendations with respect to our 2013 short-term and long-term incentive programs; and

•	preparing a comprehensive report of findings and recommendations on our CEO’s compensation, including a comparison to total shareholder return, consistent with investor guidelines.

The aggregate fees paid for the services in calendar year 2013 to Aon Corporation, which includes Aon and McLagan, were $913,190. Of those fees, $260,098 was for executive compensation review and planning, $115,092 was for supplemental executive retirement plan actuarial services directed by the Compensation Committee related to executive compensation, and $538,000 was paid for additional services requested by management not related to executive or director compensation. These total fees were less than 0.008% of Aon’s 2013 revenue.

The Compensation Committee is sensitive to the concern that the services provided by Aon, and the related fees, could impair the objectivity and independence of McLagan, and the Compensation Committee believes that it is vital that objectivity and independence is maintained. At the same time, the Compensation Committee recognizes that the services provided by Aon are valuable to Susquehanna, and using a separate firm may require redundant work product and create other inefficiencies. In addition, the Compensation Committee has reviewed and confirmed that McLagan and Aon maintain appropriate safeguards to ensure that the consulting services provided by McLagan are not influenced by services provided by Aon and Susquehanna. As such and after considering the factors set forth in Rule 10C-1(b)(4) of the Exchange Act regarding compensation advisor independence, the Compensation Committee has concluded that these engagements do not compromise McLagan’s independence as the Compensation Committee compensation consultant.

Competitive Benchmark Analysis

The Compensation Committee understands the importance of ensuring a competitive total compensation package that enables us to attract and retain a strong leadership team. The Compensation Committee believes that our direct competitors for executive talent are not only the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial services industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). The Compensation Committee’s annual compensation reviews permit an ongoing evaluation of the link between our performance and executive compensation in this greater context.

A primary data source used by the Compensation Committee in setting the competitive market for the named executive officers is the information publicly disclosed by a peer group of other publicly traded financial institutions. This peer group is reviewed annually and updated as appropriate to take into account changes in our size, scope and business focus and that of our peer institutions. The peer group approved by the Compensation Committee for 2013 accounts for our increased asset base and other market changes as set forth in the following peer group criteria for 2013:

•	Companies with an asset base between $11 billion and $36 billion as of September 30, 2012 (noting that we were ranked at the 54th percentile in terms of assets as of March 1, 2013);

•	Companies with consumer loans representing less than 60% of the total company portfolio;

•	Exclude mutual holding companies; and

•	Exclude companies that were participating in TARP as of March 1, 2012.

Based on the peer group criteria, the Compensation Committee approved the following peer group of 20 financial institutions for 2013:

Associated Banc-Corp (ASBC)	Hancock Holding Co. (HBHC)
BancorpSouth Inc. (BXS)	IBERIABANK Corp. (IBKC)
City National Corp. (CYN)	People’s United Financial Inc. (PBCT)
Commerce Bancshares Inc. (CBSH)	Prosperity Bancshares Inc. (PB)
Cullen/Frost Bankers Inc. (CFR)	Signature Bank (SBNY)
F.N.B. Corp. (FNB)	TCF Financial Corp. (TCB)
First Horizon National Corp. (FHN)	UMB Financial Corp. (UMBF)
First Niagara Financial Group (FNFG)	Valley National Bancorp (VLY)
FirstMerit Corp. (FMER)	Webster Financial Corp. (WBS)
Fulton Financial Corp. (FULT)	Wintrust Financial Corp. (WTFC)

F.N.B. Corp. (FNB) was added to the peer group due to the increased asset base threshold used for determining our peer group and First Niagara Financial Group (FNFG) was added to the peer group due to its asset size and similar location. BOK Financial Corp. (BOKF) was removed from the peer group due to its unique ownership structure and Umpqua Holdings Corp. (UMPQ) was removed from the peer group due to its lower asset size and dissimilar location.

In addition to reviewing and updating our peer group, the Compensation Committee periodically reviews emerging and best practices related to executive compensation through its consultant and other association or educational sources.

The following table compares Mr. Reuter’s total compensation to CEO compensation among the peer group for 2011, 2012 and 2013.*

*	For purposes of this table, calendar year 2013 market percentiles are not yet available.

Say-on-Pay Vote and Shareholder Outreach

The Compensation Committee believes that our executive compensation programs effectively implement our pay-for-performance philosophy. We evaluate our executive compensation programs based on market conditions, shareholder views, and governance considerations, and make changes as appropriate to support our strategic business goals. In May 2013, we held our annual shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. We had strong support from our shareholders with respect to our executive compensation programs with over 95.4% of shareholder votes cast in favor of the say-on-pay resolution.

In addition to shareholder views expressed through the say-on-pay vote, we have continued our annual shareholder outreach program, where members of our senior management engage certain institutional shareholders in discussions concerning our executive compensation program and other governance practices. As we evaluated our compensation programs in 2013, we took into account the positive results from the shareholder advisory vote from the 2013 Annual Meeting, discussions with our institutional shareholders, as well as the benchmarking analysis and advice provided by McLagan.

Base Salaries

Base salaries for our named executive officers are typically set pursuant to their employment agreements but may be increased annually if so determined by the Compensation Committee. Historically, we have engaged in an annual executive compensation review beginning with an analysis conducted by McLagan in the June preceding the calendar year of the change. Accordingly, in 2013, based on the executive compensation analysis conducted by McLagan in June 2012, our named executive officers received base salary increases of 5%. The Compensation Committee structured these base salary increases to bring the named executive officers’ base salary in line with the market median of comparable executives within the peer group. The base salary increases were effective in March 2013.

Name	2012 Base Salary	2013 Base Salary
William J. Reuter	$900,000	$945,000
Drew K. Hostetter	468,563	491,991
Michael M. Quick	433,125	454,781
Gregory A. Duncan	440,000	462,000
Andrew S. Samuel	550,000	577,500

Incentive Compensation

The Compensation Committee awards short-term incentive compensation pursuant to the STIP and long-term equity compensation pursuant to Susquehanna’s 2013 Omnibus Equity Plan, which was approved by our shareholders at the 2013 Annual Meeting.

Short-Term Incentive Plan

The STIP is our broad-based annual incentive compensation plan for select employees, including our named executive officers. The STIP allows the Compensation Committee to structure awards to “covered employees” under section 162(m) of the Code to meet the “qualified performance-based compensation” exception under section 162(m) of the Code. Awards to our named executive officers in 2013 were structured to meet this exception. Awards under the STIP are paid in cash or equity and are tied to our performance in 2013. In accordance with our pay-for-performance compensation philosophy, there are no individual performance goals for awards for our named executive officers under the STIP, but rather, such awards are based 100% on our performance.

The primary objectives of the STIP for 2013 as it relates to our named executive officers are:

•	aligning the interests of our named executive officers with our shareholders;

•	incenting our named executive officers to pursue our strategic goals and objectives; and

•	providing competitive total cash compensation based on our peer group.

For 2013, the Compensation Committee approved an aggregate incentive pool under the STIP equal to 10% of pre-tax pre-incentive net income. Funding of the incentive pool is subject to the requirement that we must generate enough profit to cover regular quarterly dividends, excluding special dividends.

The table below summarizes the 2013 performance measures and goals approved by the Compensation Committee for the named executive officers, as well as the actual 2013 performance results.

Goal	Weight	Threshold (25% Payout)	Target (100% Payout)	Stretch (130% Payout – CEO; 150% Payout – Other NEOs)	Actual
Return on Assets	35%	0.85%	0.95%	1.04%	0.95%
Efficiency Ratio*	15%	63.17%	60.70%	58.39%	62.55%
Non-Performing Assets Ratio	20%	0.93%	0.77%	0.69%	0.86%
Commercial and Industrial (C&I) and Consumer Loan Growth	15%	7.87%	9.26%	9.72%	9.26%
Demand Deposit Account Growth	15%	7.64%	8.99%	9.44%	2.55%

*	Non-GAAP based financial measure. Please refer to the calculations and management’s reasons for using the measure in Annex A to this Proxy Statement.

Achievement of the above performance goals is determined based on actual performance and, for some goals, is measured based on year over year growth, in each case based on the following definitions:

•	Return on Assets is the ratio of after-tax earnings to average total assets.

•	Efficiency Ratio is the ratio of total operating expenses to tax equivalent net interest income and other income.

•	Non-Performing Assets Ratio is the ratio of the sum of non-accrual loans and other real estate owned (OREO) and the sum of total loans including unamortized FASB fees and OREO from foreclosures.

•	C&I and Consumer Loan Growth measures the year-over-year growth of all loan types except commercial real estate, construction, and 1-4 family residential.

•	Demand Deposit Account Growth measures the year–over-year growth of balances in all checking account types.

The Efficiency Ratio is a non-GAAP based financial measure, calculated using non-GAAP amounts. The Efficiency Ratio excludes merger-related expenses and certain other selected items and is used to measure the relationship of operating expenses to revenues. Because management uses the Efficiency Ratio to review our core operating results the Compensation Committee believes that this measure is appropriate to use as performance metric.

Named executive officers are entitled to award opportunities based on a percentage of base salary. The Compensation Committee established target awards based on the market median for comparable executives within our peer group based on the McLagan analysis. Performance between each performance level (i.e., threshold, target, and stretch) is interpolated on a straight-line basis.

The following table sets forth the award opportunity levels for each named executive officer of Susquehanna for 2013. Actual awards can range from 0% to the percentage amounts set forth in the “Stretch” column of the table, depending on corporate performance relative to the STIP performance goals:

Position	Threshold	Target	Stretch
CEO	25% of base salary	100% of base salary	130% of base salary
Other Named Executive Officers	15% of base salary	60% of base salary	90% of base salary

Based on achieving pre-tax pre-incentive net income of $258.7 million, we generated sufficient profit to cover normal quarterly dividends for 2013 and fund the aggregate incentive pool under the STIP. As a result, the named executive officers received annual incentive awards based on the 2013 financial results, equating to 68% of their target incentive award level. The following charts include the performance level achieved with respect to each performance goal relative to the weighting and the level of each performance goal and the actual annual incentive awards paid to each named executive officer based, based on overall performance:

Performance Goal	Performance Level Achieved	Weighting	Actual Payout Relative to Target
Return on Assets	Exceed Target	35%	102%
Efficiency Ratio	Between Threshold and Target	15%	44%
Non-Performing Assets Ratio	Between Threshold and Target	20%	53%
C&I and Consumer Loan Growth	Target	15%	100%
Demand Deposit Account Growth	Below Threshold	15%	0%

Total		100%	68%

Name	Target Cash Incentive Bonus (% of Salary)	Actual Cash Incentive Bonus (% of Salary)	Actual Cash Incentive Bonus ($)
William J. Reuter	100%	68%	636,766
Drew K. Hostetter	60%	41%	198,910
Gregory A. Duncan	60%	41%	186,785
Michael M. Quick	60%	41%	176,742
Andrew S. Samuel	60%	41%	233,481

2013 Long-Term Incentive Awards

In connection with approval of the 2013 Omnibus Equity Plan by shareholders, we approved the following grants of performance stock units (“PSUs”) for each named executive officer. The target number of PSUs set forth below was granted to each named executive officer, but the actual number of PSUs that become earned and vested will be based on the actual performance level achieved with respect to the awards. We have also included the threshold and stretch number of PSUs that may become earned and vested in the table below.

	Number of Performance Stock Units
Name	Threshold	Target	Stretch
William J. Reuter	66,188	135,696	163,499
Drew K. Hostetter	15,920	32,057	42,949
Gregory A. Duncan	14,950	30,102	40,330
Michael M. Quick	14,716	29,631	39,699
Andrew S. Samuel	18,687	37,628	50,413

PSUs are structured to meet the “qualified performance-based compensation” exemption from the $1 million limit of Section 162(m) of the Code. PSUs may become earned and vested based on the actual performance level achieved over a three-year performance period with respect to the following performance measures:

•

two-thirds of the PSUs will become earned and vested based on the actual performance level achieved with respect to Three-Year Relative Total Shareholder Return and Three-Year Relative Return on Tangible Common Equity for the period of January 1, 2013 through December 31, 2015; and

•

one-third of the PSUs will become earned and vested based on the actual performance level achieved with respect to the Company Profit Trigger (described below) for each of the 2013, 2014 and 2015 calendar years. This one-third of the PSUs will vest at the target level only if we generate $52.5 million, $55 million, and $57.5 million of net income (determined in accordance with GAAP) for each of the 2013, 2014, and 2015 calendar years, respectively (the “Company Profit Trigger”); provided that such net income is sufficient to cover four times the highest regular quarterly dividend for the calendar year of vesting.

The actual number of PSUs earned and vested will be based on the actual performance level and will be interpolated on a straight-line basis for pro-rata achievement of the performance goals, if applicable, rounded down to the nearest whole number. No PSU will become earned and vested if the relevant threshold level of performance for such PSU is not achieved. In connection with a change of control, the performance period will end on the date of the change of control and PSUs will become earned and vested based on the greater of the actual performance level as of the date of the change of control or the target performance level.

For 2013, we exceeded the target-level Company Profit Trigger. As a result, the named executive officers were awarded the following number of shares of common stock on February 26, 2014:

Name	Number of Shares Awarded
William J. Reuter	14,430
Drew K. Hostetter	3,559
Gregory A. Duncan	3,342
Michael M. Quick	3,289
Andrew S. Samuel	4,177

Recoupment Policy

All incentive awards to our named executive officers, including awards under the STIP and the 2013 Omnibus Equity Plan, are subject to a “clawback” pursuant to our Recoupment Policy, or such other compensation, clawback or recoupment policy in effect from time to time.

Stock Ownership Guidelines

We have stock ownership guidelines in place for our named executive officers, members of our Board and other corporate management. These stock ownership guidelines require our named executive officers to beneficially own shares of Susquehanna’s common stock as follows:

Position	Guideline
Chief Executive Officer	Lesser of three times base salary or 120,000 shares
All Other Named Executive Officers	Lesser of two times base salary or 40,000 shares

Our named executive officers have five years from the later of their date of hire or January 1, 2011, to comply with the stock ownership guidelines. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, but do not include unvested restricted stock or unexercised stock options. Until the stock ownership guidelines are achieved, the sale of shares of our common stock is restricted.

Trading, Hedging and Pledging Restrictions

We have an insider trading policy that prohibits directors and executive officers, including our named executive officers, from making any short sales of, or buying or selling puts, calls or options, or participating in equity swap transactions in respect of, any Susquehanna’s securities at any time without prior written approval from our Chief Legal Officer. In 2013, we amended our insider trading policy by adopting an anti-pledging policy, under which directors and executive officers are prohibited from pledging, hypothecating, or otherwise encumbering shares of Susquehanna’s common stock or other equity securities as collateral for indebtedness without first obtaining prior approval from the Chief Legal Officer. This prohibition includes, but is not limited to, holding such shares in a margin account. In addition, the Board discourages sales of Susquehanna common stock by directors and executive officers except pursuant to a pre-arranged trading plan.

Deferred Awards

Certain awards granted to the named executive officers in prior years were subject to vesting based on Susquehanna generating enough net income (determined in accordance with GAAP) to cover our normal quarterly dividends (excluding special dividends) for the 2012 and 2013 calendar years (the “Annual Profit Trigger”). Specifically, a significant portion the 2012 STIP awards which were based on 2012 performance were subject to a mandatory deferral feature based on the Annual Profit Trigger for 2013, including a portion that was paid in RSUs and cash. The RSUs were scheduled to vest on the first and second anniversary of the date of grant and the cash awards were scheduled to pay 50% in 2013 and 25% on the first and second anniversary thereafter, all subject to the achievement of the Annual Profit Trigger in 2013. In addition, the awards made to certain of our named executive officers based on their performance in completing and integrating the Tower were also subject to a mandatory deferral feature tied to the Annual Profit Trigger. These awards vest over a three-year period and are subject to the achievement of the Annual Profit Trigger in each year prior to the year in which the vesting date would occur.

Accordingly, the following Tower Acquisition Bonuses vested or were paid based upon the achievement of the Annual Profit Trigger for 2012 and the following 2012 STIP Awards vested or were paid based upon the achievement of the Annual Profit Trigger for 2013:

	Tower Acquisition Bonuses		2012 STIP Awards
	RSUs	Cash	RSUs	Cash
William J. Reuter	11,667	$62,500	3,560	$423,846
Drew K. Hostetter	8,334	25,000	1,113	132,562
Gregory A. Duncan	8,334	25,000	1,038	123,646
Michael M. Quick	8,334	25,000	1,029	122,536
Andrew S. Samuel	—	—	1,114	132,635

Retirement and Other Benefits

Supplemental Executive Retirement Plan

Our named executive officers participate in the SERP, which provides for the following benefits:

•

An annual earnings credit of 13% of the named executive officers’ calendar year earnings (as defined below), offset by the named executive officers’ annual accrual under Susquehanna’s Cash Balance Pension Plan (the “Pension Plan”) and employer contributions under the Susquehanna Bancshares Inc. 401(k) Plan (the “401(k) Plan”).

•	An annual interest credit based on each named executive officer’s SERP account balance equal to a floating corporate bond index.

•

“Earnings” is defined in the SERP to include all base pay plus performance bonuses, but excludes special compensation such as long-term incentive compensation, commissions, allowances and other extraordinary remunerations, unless otherwise determined by the Compensation Committee. Deferred amounts under a non-qualified deferred compensation plan or 401(k) Plan or amounts used to pay for pre-tax welfare benefits are included as earnings. Earnings are not capped at the IRS limits applicable under tax-qualified retirement plans.

•	A life annuity form of benefit paid upon a separation from service, other than upon certain terminations due to death where benefits are paid in a lump sum.

The SERP provides for three-year cliff vesting on each named executive officer’s SERP account balance with 100% accelerated vesting upon disability (based on our long-term disability plan), normal retirement (the later of age 65 or fifth anniversary), a change of control (as defined in Susquehanna’s Key Employee Severance Pay Plan) or such other circumstances as determined by the Compensation Committee. If a named executive officer is married, the SERP provides for payment of 100% of each named executive officer’s SERP account balance upon death. If a named executive officer is not married, the SERP provides for payment of 50% of each named executive officer’s SERP account balance, with the remaining 50% being forfeited. Other than the vesting for special one-time additions discussed below or as otherwise determined by the Compensation Committee, starting with SERP accruals for calendar year 2013, if a named executive officer terminates employment for any reason other than due to normal retirement, death or disability, the named executive officer will forfeit any annual earnings credits and interest contributed to his or her account over the previous two full calendar years.

All of our named executive officers participate in the SERP. The number of years of credited service, the present value of accumulated benefits and the payments made in 2013 for our named executive officers under the Pension Plan and the SERP are set forth below in the “Pension Benefits” table.

Executive Deferred Income Plan

Susquehanna’s Executive Deferred Income Plan is a non-qualified deferred compensation plan maintained for the convenience of our directors and a select group of our executives, including our named executive officers (and our subsidiaries’ executives) designated by the Compensation Committee. The amounts credited under this plan are solely elective deferrals of previously earned employee and director compensation. We makes no contribution to the amounts credited under this plan. The amount deferred by each of our named executive officers is set forth below in the “Non-qualified Deferred Compensation” table.

Executive Life Insurance Program

We provide an executive life insurance program in which Messrs. Reuter, Hostetter, Duncan and Quick participate. This program provides a death benefit to the named executive officer’s beneficiary if he dies on or before attaining age 70, in an amount equal to two times base salary (less any amounts provided by our group term life insurance policy) or, if the named executive officer dies after attaining the age of 70, in an amount equal to one times his base salary (less any amounts provided by our group term life insurance policy). The life insurance policies were originally purchased in 1998 by certain of our wholly-owned subsidiaries and were supplemented in 2004, of which $1,422,426, $1,033,477, $770,325, and $958,305 were paid for Messrs. Reuter, Hostetter, Duncan and Quick’s policy premiums, respectively. Under this program, a grantor trust, acting on our behalf, is the direct beneficiary of any death proceeds remaining after a named executive officer’s death benefit is paid to his or her beneficiary.

Executive Supplemental Long-Term Disability (“LTD”) Program

We provide executive supplemental long-term disability insurance for certain of our named executive officers, namely Messrs. Reuter, Duncan and Hostetter. The individual policies are a supplement to our group long-term disability plan. The premiums paid for this insurance in 2013 were $8,284, $5,082 and $5,030 for Messrs. Reuter, Duncan and Hostetter, respectively. Mr. Samuel has an individual long-term disability insurance policy that we assumed in connection with the acquisition of Tower. We pay the premiums for this individual policy, which were $4,557 in 2013.

Perquisites and Other Compensation

Perquisites

We provide company cars to Messrs. Reuter, Duncan, Quick and Samuel because they generally travel extensively for business. We also pay the travel expenses of our named executive officers to conventions and seminars which are primarily business related. We pay country club dues for our named executive officers, with the exception of Mr. Duncan who does not belong to a country club. We pay these costs because they are primarily business related, although they may occasionally result in a personal benefit to the named executive officer. The cost of these perquisites that, in the aggregate, exceeds $10,000 for each of our named executive officers, is disclosed in the Summary Compensation Table set forth below.

Additional Benefits

Each of our named executive officers participates in other employee benefits plans generally available to all employees (e.g., major medical and health insurance, the Pension Plan, 401(k) Plan, and Employee Stock Purchase Plan) on the same terms as all other employees.

Retirement of Chief Financial Officer

On May 13, 2013, Drew K. Hostetter informed the Board of his intention to retire as Chief Financial Officer effective December 31, 2013. In connection with his retirement, the Board appointed Michael W. Harrington as Executive Vice President, Treasurer and Chief Financial Officer, effective January 1, 2014. Pursuant to the terms of Mr. Hostetter’s outstanding agreements, he became entitled to the following amounts in connection with his retirement.

Short-Term Incentive Awards

Because the STIP provides for prorated vesting upon retirement and Mr. Hostetter’s retirement occurred at the end of the 2013 performance period, Mr. Hostetter’s entire STIP award for the 2013 calendar year became vested upon his retirement and was paid out pursuant to its terms. All other deferred annual incentive awards, including the cash bonus payable to Mr. Hostetter in connection with the successful integration of Tower after its acquisition in 2012 were paid within 30 days of his retirement, regardless of achievement of the Annual Profit Trigger.

Long-Term Incentive Awards

Mr. Hostetter’s outstanding PSUs will continue to vest post-retirement based on actual performance and will be issued in accordance with the issuance schedule applicable to the PSUs. Mr. Hostetter’s outstanding restricted stock and restricted stock unit awards will either continue to vest subject to the achievement of the Annual Profit Trigger or became fully vested upon his retirement.

Supplemental Executive Retirement Plan

As described in more detail under “—Supplemental Executive Retirement Plan” below, Mr. Hostetter participates in Susquehanna’s Supplemental Executive Retirement Plan (the “SERP”). In December 2013, the SERP was amended to provide the following in light of Mr. Hostetter’s retirement:

•	Acceleration of the vesting of the $500,000 one-time special addition to Mr. Hostetter’s SERP awarded in 2012, which was subject to vesting until Mr. Hostetter reached age 65;

•	Acceleration of all unvested annual earnings credits for Mr. Hostetter under the SERP; and

•	Inclusion of all bonus amounts earned, previously deferred or to be paid to Mr. Hostetter as earnings for purposes of Mr. Hostetter’s annual earnings credit under the SERP.

The Compensation Committee determined that these changes to the SERP were appropriate given Mr. Hostetter’s years of dedicated and effective service. For more information regarding Mr. Hostetter’s outstanding awards and the treatment in connection with his retirement, please see the discussion below under “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Arrangements

Employment Agreement Severance and Change in Control Provisions

We provide severance and change in control benefits specifically to retain key executives, including the named executive officers, during a potential change in control and to provide income continuation upon certain involuntary terminations. The Compensation Committee approved the change in control provisions in these agreements because the Compensation Committee desired to alleviate the financial hardships which may be experienced by named executive officers if their employment is involuntarily terminated under specified circumstances and to reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties, notwithstanding the potential impact a change in control transaction could have on their careers or positions.

The employment agreements for our named executive officers as in effect on December 31, 2013 do not provide for an excise tax gross-up pursuant to section 280G of the Code. In the event any payments to our named executive officers would otherwise constitute a parachute payment under section 280G of the Code, the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Code with respect to such parachute payments.

For a more detailed description of the change in control arrangements applicable to our named executive officers, including upon a termination for cause or resignation due to adverse change, see the discussion below under “Potential Payments upon Termination or Change in Control.”

Miscellaneous Change in Control Provisions

Additionally, each of our equity compensation plans and our executive life insurance program contain change in control provisions.

In the event of a “change in control” as defined under the 2013 Omnibus Equity Plan, the Compensation Committee has the discretion to accelerate the vesting of any or all outstanding grants. Individual employment agreements and grant letters may contain additional provisions regarding the impact of a change in control on outstanding equity incentives, as further described below under “Potential Payments upon Termination or Change in Control.”

The arrangements under our executive life insurance program will generally terminate automatically if a named executive officer terminates his employment prior to his normal retirement date (i.e., the earlier of the attainment of age 65 or the attainment of age 55 with 15 years of service). However, in the event of a termination prior to normal retirement age and within 12 months following a change in control, the arrangement will remain in effect until benefits are paid thereunder to the named executive officer’s designated beneficiary.

Stock Option Pricing and Equity Grant Timing

The Compensation Committee has no formal policy on the pricing or timing of stock option or other equity grants. Exercise prices for stock options are set at the closing price of the underlying common stock on the grant date. In connection with the hiring of a new named executive officer of Susquehanna or one of our subsidiaries, management may recommend to the Compensation Committee that the named executive officer receive equity compensation.

Impact of Tax Deductibility on Equity Incentive Program

Section 162(m) of the Code generally provides that a publicly held company such as Susquehanna may not deduct compensation paid to any named executive officer in excess of $1 million per year, unless certain requirements are met. Section 162(m) contains an exemption from this limit for “qualified performance-based compensation” awards that are made pursuant to a plan that has been approved by the public company’s shareholders. The Short-Term Incentive Plan allows the Compensation Committee to structure awards under the plan to qualify for the “qualified performance-based compensation” exemption. The 2013 Omnibus Equity Plan is structured to allow the Compensation Committee to grant performance-based awards that are structured to meet the “qualified performance-based compensation” exemption, if desired. In addition, the 2013 PSU awards described above are intended to qualify for the exemption from the $1 million limit of section 162(m).

The Compensation Committee monitors, and will continue to monitor, the effect of section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of our executive compensation program. The Compensation Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may from time to time pay compensation subject to the deductibility limitations of section 162(m).

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the calendar year ended December 31, 2013.

Susquehanna Bancshares, Inc. Compensation Committee:	Wayne E. Alter, Jr., Chairman Anthony J. Agnone, Sr. Bruce A. Hepburn Michael A. Morello

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers in 2013, 2012 and 2011:

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
William J. Reuter Chairman of the Board and Chief Executive Officer (“Principal Executive Officer”)

	2013	$938,077	$—	$1,579,588	$636,767	$217,065	$28,088	$3,399,585
	2012	892,308	250,000	344,750	1,695,384	1,319,682	27,385	4,529,509
	2011	830,770	—	302,750	—	505,802	32,955	1,672,277

Drew K. Hostetter Executive Vice President and Chief Financial Officer (“Principal Financial Officer”)

	2013	$488,387	$—	$392,778	$198,910	$45,166	$19,765	$1,145,006
	2012	465,131	100,000	246,250	530,249	805,625	19,340	2,166,595
	2011	438,077	—	216,250	—	115,936	19,060	789,323

Gregory A. Duncan Executive Vice President and Chief Operating Officer
	2013	$458,616	$—	$368,647	$186,785	$1,135	$24,739	$1,039,922
	2012	433,846	100,000	246,250	494,585	463,717	24,015	1,762,413
	2011	—	—	—	—	—	—	—

Michael M. Quick Executive Vice President and Chief Corporate Credit Officer
	2013	$449,701	$—	$363,048	$176,742	($34,848)	$14,707	$969,350
	2012	429,952	100,000	246,250	490,145	667,500	15,243	1,949,090
	2011	402,404	—	216,250	—	83,993	14,835	717,482

Andrew S. Samuel President	2013	$573,270	$—	$456,200	$233,481	$98,693	$4,198,599	$5,560,243
	2012	465,385	—	—	530,539	61,676	32,993	1,090,593
	2011	—	—	—	—	—	—	—

(1)	Includes salary deferred by the named executive officer under Susquehanna’s Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with the plan.
(2)	The amounts shown in this column reflect the aggregate fair value of the awards granted during the fiscal year ended December 31, in accordance with FASB ASC Topic 718, and as discussed in Note 16 “Share-based Compensation” to the consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. This amount includes the target value of the performance stock units (“PSUs”) granted to each named executive officer on February 19, 2013 and the value of the restricted stock units (“RSUs”) granted to each named executive officer on March 15, 2013 pursuant to the terms of the STIP as disclosed herein. The maximum value of the PSUs granted to each named executive officer is $1,870,432, $491,339, $461,374, $454,156, and $576,728 for Messrs. Reuter, Hostetter, Duncan, Quick, and Samuel, respectively. The PSUs are structured to meet the “qualified performance-based compensation” exemption from Section 162(m) of the Code. The actual value of PSUs that may become earned and vested will be based on the actual performance level achieved with respect to the awards over the applicable three-year performance period. Please see the below “—Grants of Plan-Based Awards” table and footnote (2) thereof.
(3)	This amount represents the annual incentive awards that were paid as lump sums to each named executive officer under our STIP for 2013 performance.
(4)	Amounts in this column represent the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit in Susquehanna’s Cash Balance Pension Plan and the SERP as described above in the “Compensation Discussion and Analysis” section.
(5)	Includes the following additional compensation:

Name	Year	401(k) Match	Restricted Susquehanna Share Dividend	Executive Suppl. LTD(a)	Executive Life Insurance Program(b)	Group Term Life	Gross-Up Payments(c)	Retention Payments(d)	Perquisites(e)
William J. Reuter	2013	$10,200	$4,334	$8,284	$5,215	$55	$—	$—	$—
	2012	10,000	4,667	8,249	4,414	55	—	—	—
	2011	9,800	5,020	8,249	3,721	72	—	—	4,671

Drew K. Hostetter	2013	$10,200	$2,867	$5,030	$1,613	$55	$—	$—	$—
	2012	10,000	2,800	5,030	1,455	55	—	—	—
	2011	9,800	3,010	4,910	1,268	72	—	—	—

Gregory A. Duncan	2013	$15,300	$2,867	$5,082	$1,435	$55	$—	$—	$—
	2012	15,000	2,800	4,962	1,198	55	—	—	—
	2011	4,900	—	—	—	—	—	—	—

Michael M. Quick	2013	$10,200	$1,667	$—	$2,785	$55	$—	$—	$—
	2012	10,000	2,800	—	2,388	55	—	—	—
	2011	9,800	3,010	—	1,953	72	—	—	—

Andrew S. Samuel	2013	$15,300	$—	$4,557	$—	$884	$1,371,779	$2,806,079	$—
	2012	10,000	—	4,557	—	736	17,700	—	—
	2011	—	—	—	—	—	—	—	—

(a)	Includes the premiums paid for Susquehanna’s Executive Supplemental Long-Term Disability plans, discussed above in the “Compensation Discussion and Analysis” section.
(b)	Includes the imputed income for Susquehanna’s Executive Life Insurance Program, discussed above in the “Compensation Discussion and Analysis” section.
(c)	The amount for Mr. Samuel represents the tax gross-up payment pursuant to the terms of his employment agreement with Tower in connection with the retention payment described in footnote (d) below. None of the employment agreements for our named executive officers, including Mr. Samuel, provide for an excise tax gross-up pursuant to section 280G of the Code. For further information please see the “—Severance and Change in Control Arrangements” section above.
(d)	The amount for Mr. Samuel represents his retention payment paid on the first anniversary of our acquisition of Tower pursuant to his Susquehanna employment agreement.
(e)	For 2013, the aggregate amount of perquisites does not exceed $10,000 per annum. For further information please see the “Compensation Discussion and Analysis” section. In 2011, the amount reported here for Mr. Reuter, when combined with the premiums and imputed income for Susquehanna’s Executive Supplemental Long-Term Disability and Executive Life Insurance plans, exceeded $10,000.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards to our named executive officers during fiscal 2013:

	Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Susquehanna Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William J. Reuter	3/15/13	—	—	—	—	—	—	7,121	89,231
	2/19/13	—	—	—	66,188	135,696	163,499	—	1,607,998
	2/19/13	236,250	945,000	1,228,500	—	—	—	—	—
Drew K. Hostetter	3/15/13	—	—	—	—	—	—	2,227	27,908
	2/19/13	—	—	—	15,920	32,057	42,949	—	379,875
	2/19/13	73,799	295,195	442,792	—	—	—	—	—
Gregory A. Duncan	3/15/13	—	—	—	—	—	—	2,077	26,031
	2/19/13	—	—	—	14,950	30,102	40,330	—	356,709
	2/19/13	69,300	277,200	415,800	—	—	—	—	—
Michael M. Quick	3/15/13	—	—	—	—	—	—	2,058	25,797
	2/19/13	—	—	—	14,716	29,631	39,699	—	351,127
	2/19/13	68,217	272,869	409,303	—	—	—	—	—
Andrew S. Samuel	3/15/13	—	—	—	—	—	—	2,228	27,923
	2/19/13	—	—	—	18,687	37,628	50,413	—	445,892
	2/19/13	86,625	346,500	519,750	—	—	—	—	—

(1)	The amounts in these columns represent the threshold, target, and stretch level amounts that could have been payable under the STIP to each named executive officer. The actual amount earned is based on the performance level and is interpolated on a straight-line basis for pro-rata achievement of the performance goals, if applicable, rounded down to the nearest whole number. Named executive officers were paid out under the STIP based on performance that exceeded the threshold level but fell below the Target level for 2013. The amounts paid to each named executive officer for 2013 performance were paid in the form of a lump sum, as discussed above in the “Compensation Discussion and Analysis” section and disclosed in the “Non-Equity Incentive Compensation Plan” column of the “Summary Compensation Table.”
(2)	The amounts in this column represent the PSUs granted to the named executive officers by the Compensation Committee on February 19, 2013. PSUs may become earned and vested based on the actual performance level achieved over a three-year performance period with respect to the following performance measures: (i)Two-thirds of the PSUs will become earned and vested based on the actual performance level achieved with respect to Three-Year Relative Total Shareholder Return and Three-Year Relative Return on Tangible Common Equity for the period of January 1, 2013 through December 31, 2015; and (ii) One-third of the PSUs will become earned and vested based on the actual performance level achieved with respect to the one-year Company Profit Trigger for each of the 2013, 2014 and 2015 calendar years. The actual number of PSUs earned and vested will be based on the actual performance level and will be interpolated on a straight-line basis for pro-rata achievement of the performance goals, if applicable, rounded down to the nearest whole number.
(3)	The amounts in this column represent the RSUs granted to the named executive officers by the Compensation Committee on March 15, 2013. The RSUs vest 50% on each of March 15, 2014 and March 15, 2015; provided that the named executive officer continues to be employed by, or provide service to, Susquehanna through the applicable anniversary date, and the Annual Profit Trigger is achieved.

If the named executive officers cease to be employed by, or provide service to, Susquehanna on account of early or normal retirement (as defined by the Pension Plan) prior to the awards becoming fully vested, the awards that have not yet vested (other than any awards that did not vest and were cancelled because the Annual Profit Trigger was not achieved) will continue to vest on each applicable vesting date, provided that the Annual Profit Trigger is achieved for the vesting date.

The RSUs will be subject to accelerated vesting on the first to occur of the following dates, provided that the named executive officers continue to be employed by, or provide service to, Susquehanna through the applicable date: (i) the named executive officers’ death; (ii) the named executive officers’ Disability (as defined in the 2013 Omnibus Equity Plan); or (iii) the effective date of a Change of Control (as defined in the 2013 Omnibus Equity Plan). Upon vesting of these RSUs, shares generally will be issued within 30 days of the applicable vesting date, subject to applicable tax-withholding requirements.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards granted to our named executive officers outstanding as of December 31, 2013.

	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Susquehanna Shares or Units That Have Not Vested (#)	Market Value of Susquehanna Shares or Units That Have Not Vested ($)
Name	Exercisable	Unexercisable
William J. Reuter	50,000	—	21.82	2/27/2018	03/15/2013	7,121	91,434
	50,000	—	24.26	2/28/2017	02/19/2013	66,188	849,854
	26,800	—	24.34	1/18/2016	06/19/2012	11,666	149,791
	7,400	—	24.95	3/1/2015	05/17/2011	35,000	449,400
	7,400	—	25.14	1/21/2014	—	—	—
Drew K. Hostetter	25,000	—	21.82	2/27/2018	03/15/2013	2,227	28,595
	25,000	—	24.26	2/28/2017	02/19/2013	15,920	204,413
	10,720	—	24.34	1/18/2016	06/19/2012	8,332	106,983
	3,400	—	24.95	3/1/2015	05/17/2011	25,000	321,000
	3,400	—	25.14	1/21/2014	—	—	—
Gregory A. Duncan	—	—	—	—	03/15/2013	2,077	26,669
	—	—	—	—	02/19/2013	14,950	191,958
	—	—	—	—	06/19/2012	8,332	106,983
	—	—	—	—	01/28/2011	5,000	64,200
Michael M. Quick	25,000	—	21.82	2/27/2018	03/15/2013	2,058	26,425
	25,000	—	24.26	2/28/2017	02/19/2013	14,716	188,953
	10,720	—	24.34	1/18/2016	06/19/2012	8,332	106,983
	3,400	—	24.95	3/1/2015	05/17/2011	25,000	321,000
	3,400	—	25.14	1/21/2014	—	—	—
Andrew S. Samuel	38,512	—	7.72	9/22/2019	03/15/2013	2,228	28,608
	29,144	—	8.93	7/17/2018	02/19/2013	18,687	239,941
	28,308	—	6.41	6/26/2017	—	—	—
	4,479	—	6.41	6/26/2017	—	—	—

(1)	All outstanding Option awards are fully vested and exercisable and have a term of 10 years.
(2)	RSUs were granted on May 17, 2011, June 19, 2012, and March 15, 2013 and PSUs were granted on February 19, 2013. For more details regarding the vesting and payment of the RSUs granted on March 15, 2013, please refer to footnote 3 to the Grants of Plan-Based Awards table above. The number of PSUs shown is the threshold level amount that could have been payable under the STIP to each named executive officer; for more details regarding the vesting and payment of the PSUs, please refer to footnote 2 to the Grants of Plan-Based Awards table above. RSUs granted to the named executive officers by the Compensation Committee on June 19, 2012 vest one-third on each of December 31, 2012, December 31, 2013 and December 31, 2014; provided that the named executive officer continues to be employed by, or provide service to, Susquehanna through the applicable anniversary date, and the Annual Profit Trigger is achieved. RSUs granted on May 17, 2011 vest upon the first to occur of the following, subject to continued employment with Susquehanna through the applicable date: (i) the third anniversary of the date of grant; (ii) death; (iii) disability; (iv) the effective date of a permissible change in control event under section 409A of the Code; (v) normal or early retirement; or (vi) the date determined in accordance with the terms and conditions set forth in the named executive officer’s employment agreement. Restricted stock awards were granted on January 28, 2011 to Mr. Duncan and vest annually over three years with one-third of the shares vesting on the first, second and third anniversary of January 28, 2011. The restricted stock awards are subject to accelerated vesting upon termination of employment due to death or disability or upon a change of control of Susquehanna.

Option Exercises and Stock Vested

No named executive officer exercised any options during 2013. The following table sets forth information concerning restricted stock grants to our named executive officers that vested during 2013:

	Stock Awards(1)
Name	Number of Susquehanna Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William J. Reuter	20,000	256,800
Drew K. Hostetter	38,334	492,209
Gregory A. Duncan	13,334	164,759
Michael M. Quick	13,334	171,209
Andrew S. Samuel	—	—

(1)	Messrs. Reuter, Quick and Hostetter: Represents the vesting of (a) one-third of the shares underlying restricted stock awards granted December 29, 2010 which vested on December 29, 2013 and (b) one-third of the shares underlying the RSUs granted June 19, 2012, which vested on December 31, 2013.

Mr. Duncan: Represents the vesting of (a) one-third of the shares underlying RSUs granted January 28, 2011 which vested on January 28, 2013 and (b) one-third of the shares underlying RSUs granted June 19, 2012, which vested on December 31, 2013.

Pension Benefits

The following table sets forth pension or other benefits providing for payment at, following, or in connection with retirement, which were granted or which accrued to our named executive officers as of 2013:

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
William J. Reuter	Cash Balance	41	862,302	—
	SERP	41	3,633,267	—
Drew K. Hostetter(3)	Cash Balance	19	397,665	—
	SERP	19	957,068	—
Gregory A. Duncan(4)	Cash Balance	24	388,142	—
	SERP	24	563,920	—
Michael M. Quick	Cash Balance	17	378,347	—
	SERP	17	676,903	—
Andrew S. Samuel	Cash Balance	2	—	—
	SERP	2	160,369	—

(1)	The Cash Balance Pension Plan, our SERP, and the Salary Continuation Agreement are described above in the “Compensation Discussion and Analysis” section.
(2)	Present value of benefits for the Cash Balance Pension Plan and our SERP were determined using the plan’s normal retirement age of 65, the RP-2000 IRS PPA at 2014 Annuitant for Males mortality table for post-retirement mortality only, and a discount rate of 5% for the Cash Balance Pension Plan and 4.67% for the SERP.
(3)	As described above in the “Compensation Discussion and Analysis” section, Mr. Hostetter’s SERP benefit includes (i) acceleration of the vesting of the $500,000 one-time special addition to his SERP awarded in 2012, (ii) acceleration of all unvested annual earnings credits under the SERP, and (iii) all bonus amounts earned, previously deferred or to be paid to Mr. Hostetter as earnings for purposes of his annual earnings credit under the SERP.
(4)	Mr. Duncan had a break in service from 2008 to 2011. His prior service is reflected for SERP purposes as he currently is receiving a SERP annuity based on that service, and his prior tenure is reflected in his benefits.

Non-qualified Deferred Compensation

The following table sets forth information with regard to defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax qualified by our named executive officers in 2013:

Name	Executive Contribution in Last Fiscal Year(1)	Contributions by Susquehanna in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(3)
William J. Reuter(4)	$—	$—	$—	$—	$—
Drew K. Hostetter	$242,740	$—	$297,479	$—	$2,403,433
Gregory A. Duncan	$150,000	$—	$11,206	$—	$161,206
Michael M. Quick	$94,725	$—	$71,494	$—	$594,079
Andrew S. Samuel(5)	$—	$—	$—	$—	$—

(1)	The amounts listed in this column were included in the 2013 salaries of the named executive officers in the Summary Compensation Table above.
(2)	Participants in the Executive Deferred Income Plan are permitted to choose how their account balances are deemed invested from among a variety of investment alternatives designated by us. The amounts listed in this column reflect actual earnings on the investment alternatives selected by each executive.
(3)	The amounts listed in this column are all attributable to executive contributions and represent deferrals of salary and bonuses earned previously and disclosed in prior proxy statements (or, in the case of 2011, 2012 and 2013 contributions, disclosed in the Summary Compensation Table above). No portion of these amounts is attributable to company contributions.
(4)	Mr. Reuter took an early distribution and thus is no longer eligible to participate.
(5)	Participation in and contributions to this plan are voluntary. Mr. Samuel opted not to participate in the plan in 2013.

Equity Compensation Plan Information

The following table sets forth information regarding Susquehanna’s 2013 Omnibus Equity Plan, 2005 Equity Plan, and 1996 Equity Compensation Plan, Susquehanna’s only compensation plans under which equity securities are authorized for issuance, as of December 31, 2013:

Plan category(1)	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(2)		(B) Weighted-average exercise price of outstanding options, warrants and rights ($)(4)	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders	2,722,305	(3)	$16.65	3,891,984
Equity compensation plans not approved by security holders	N/A		N/A	N/A

Total	2,722,305		$16.65	3,891,984

(1)

The table does not include information for equity compensation plans assumed in mergers. As of December 31, 2013, options to purchase our common stock were outstanding under equity compensation plans assumed in the acquisitions of Community Banks, Inc., Abington Bancorp, Inc., and Tower Bancorp, Inc. (collectively, the “Acquired Option Plans”). A total of 2,038,240 shares of common stock were issuable upon exercise of options granted under the Acquired Option Plans. The weighted-average exercise price of all options outstanding under the Acquired Option Plans at December 31, 2013, was $6.97. We cannot grant additional awards under these assumed plans.
(2)	The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 347,307 PSUs, which is the target level amount that could have been payable under the 2013 Equity Compensation Plan, though no shares will be issued until achievement of applicable performance goals.
(3)	This amount includes the following: (i) 554,790 shares issuable pursuant to outstanding share awards under the 2013 Omnibus Equity Plan with a weighted average exercise price of $12.19; (ii) 1,980,725 shares issuable upon the exercise of outstanding share awards under the 2005 Equity Compensation Plan with a weighted average exercise price of $16.32; and (iii) 186,790 shares issuable upon the exercise of outstanding share awards under the 1996 Equity Compensation Plan with a weighted average exercise price of $25.04. No shares are available for future grant under either the 2005 Equity Compensation Plan or the 1996 Equity Compensation Plan.
(4)	The weighted-average exercise price of outstanding options, warrants and rights does not take into account PSUs that may be issued under the 2013 Omnibus Equity Plan upon achievement of applicable performance goals.

Potential Payments upon Termination or Change in Control

The following tables reflect the amount of compensation payable to each of the named executive officers upon (1) an involuntary termination with “cause”; (2) a voluntary resignation; (3) a termination due to death; (4) a termination due to disability; (5) retirement; (6) an involuntary termination without “cause”; (7) a resignation due to an adverse change; (8) a voluntary termination without “cause” or resignation due to an adverse change following a change in control; and (9) a change in control with or without any termination of employment. The amounts shown assume that such termination was effective as of December 31, 2013, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their terminations. The actual amounts to be paid out can only be determined at the time the events described above actually occur. As previously disclosed, Mr. Hostetter retired effective December 31, 2013. As such, the amounts below are the amounts actually paid upon his retirement and not the specified other termination events set forth in the table.

Termination Without Cause or Resignation Due to an Adverse Change. Under the terms of their respective employment agreements, the executives may be terminated by Susquehanna without “cause” or may resign due to an “Adverse Change” (defined below).

The executive’s employment may be terminated by Susquehanna with “cause” upon the occurrence of any of the following (each an “Adverse Change”): (1) the executive’s personal dishonesty; (2) the executive’s incompetence or willful misconduct; (3) a breach by the executive of fiduciary duty involving personal profit; (4) the executive’s intentional failure to perform stated duties; (5) the executive’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (6) the issuance of a final cease-and-desist order by a state or federal agency to the extent such cease-and-desist order requires the executive’s termination; or (7) a material breach by the executive of any provision of his employment agreement.

The executive may terminate his employment due to an adverse change upon the occurrence of any of the following: (1) a significant change in the nature or scope of the executive’s duties or a material reduction in the executive’s authority, status or responsibility; (2) an increase by more than 20% of the time required to be spent by the executive 60 miles or more beyond our geographic market area without the executive’s consent; (3) a material reduction in the executive’s base compensation; (4) any other material and willful breach by Susquehanna of any other provision of the executive’s employment agreement; or (5) delivery of notice of our intent not to renew the executive’s employment agreement. In addition, for Mr. Samuel, a failure to nominate him for election to the Board is an adverse change. However, none of the above events or conditions shall constitute an Adverse Change unless: (1) the executive provides Susquehanna with a written objection to the event or condition within 60 days following the occurrence of the event or condition; (2) we do not reverse or otherwise cure the event or condition within 30 days of receiving the written objection; and (3) the executive actually resigns within 60 days following the expiration of the 30-day cure period.

Upon a termination of employment without cause or due to an Adverse Change, each executive will be entitled to the payments and/or benefits described below:

•	payment of all accrued and unpaid base salary through the date of termination;

•	payment for all accrued but unused vacation days;

•	payment of any bonus payable for the period ending prior to termination of employment;

•

biweekly payments for a period of one year in the case of Messrs. Hostetter, Duncan and Quick or two years in the case of Messrs. Reuter and Samuel, following termination of employment (in each case, such time period is hereinafter referred to as the “Severance Period”) equal to 1/26th of the “Average Annual Compensation,” which is generally defined as the average of the base compensation and annual bonuses received by the executive with respect to the three most recently completed calendar years;

•	the benefit accrued under all defined benefit pension plans had the executive remained employed for the Severance Period; and

•

reimbursement of monthly COBRA costs, including monthly life, accidental death and dismemberment, and disability benefits, based on the amount we would have paid for such benefits if each named executive officer had remained employed during the applicable Severance Period.

Messrs. Reuter and Samuel are bound by certain non-competition and non-solicitation covenants which extend for a period of two years following termination of employment. Messrs. Hostetter, Duncan and Quick are bound by substantially similar covenants for a period of one year following termination of employment.

Death, Disability or Retirement. In the event of the executive’s termination of employment due to death, disability or retirement, any unvested stock options, restricted stock units, and restricted shares shall immediately vest; provided, however, that the January 2011 restricted share grant to Mr. Duncan described in the “—Outstanding Equity Awards at Fiscal Year-End” section will not immediately vest upon retirement but will continue to vest so long as the restrictive covenants are in effect, except that if the vesting would extend beyond the last day of the applicable restrictive covenant period, any shares will immediately and automatically vest on the last day of the restrictive covenants period. In addition, in the event of the executive’s termination of employment due to retirement, the executive may exercise his stock options any time during the remaining term of the option, regardless of employment status.

The normal retirement date under the employment agreements is defined as the last day of the calendar year in which the executive attains the age of 65. Pursuant to an amendment to Mr. Reuter’s employment agreement made on December 10, 2013, the normal retirement date under his employment agreement is defined as the last day of the calendar year in which the he attains the age of 66. Pursuant to an amendment to Mr. Quick’s employment agreement made on January 27, 2012, the normal retirement date under his employment agreement is defined as the last day of the calendar year in which the he attains the age of 67.

Termination Following a Change in Control. In the event the executive’s employment is terminated without cause or due to an Adverse Change following a change in control, the executive will be entitled to receive the same benefits described above under “—Termination Without Cause or Resignation Due to an Adverse Change,” except that in the case of Messrs. Reuter and Samuel, the Severance Period will be extended from two years to three years, and in the case of Messrs. Hostetter, Duncan and Quick, the Severance Period will be extended from one year to three years.

In addition to the benefits described above, the executives will be entitled to an additional fully vested benefit under our SERP equal to the difference between (A) the benefit that the executive would have accrued under all of our defined benefit pension plans, assuming (1) the executive remained continuously employed by

Susquehanna until the third anniversary of the change in control, (2) the executive’s compensation increased at a rate of 4% per year, and (3) the terms of all such pension plans remained identical to those in effect immediately prior to the change in control; and (B) the actual benefit due to the executive under all of our defined benefit plans immediately prior to the change in control.

In order to receive any severance or termination payments or benefits described above, each executive is required to execute and deliver a general release and non-disparagement agreement in a form prescribed by Susquehanna.

In the event that it is determined that any payment by Susquehanna to or for the benefit of the executive would be a so-called “golden parachute payment” and, therefore, result in the imposition on the executive of an excise tax under section 4999 of the Code, then the payment will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under section 4999 of the Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under section 4999 of the Code with respect to such golden parachute payments.

Change in Control. In addition, upon a change in control, any incentive awards, including equity awards, applicable to incentive program cycles in effect at the time of the change in control will vest and become payable without regard to whether the executive remains employed by Susquehanna and without regard to performance during the remainder of those incentive program cycles. Any performance-based equity will become earned and vested based on the greater of actual performance or the target performance level.

The “change in control” provisions of the executive’s employment agreements will be triggered upon the first to occur of any of the following:

•	any person becoming a beneficial owner of 25% or more of either the then-outstanding shares of our stock or the combined voting power of our outstanding securities;

•	if, during any 24-month period, the individuals who, at the beginning of such period, constitute the Board cease for any reason other than death to constitute at least a majority of the Board;

•

the merger or consolidation of Susquehanna with another corporation other than (A) a merger or consolidation which results in our voting securities outstanding immediately prior to such transaction continuing to represent at least 60% of the voting power of the voting securities of the surviving corporation, or (B) a merger or consolidation effected to implement a recapitalization (or similar transaction) in which no person becomes a beneficial owner of our securities representing 40% or more of either the then-outstanding shares of our stock or the combined voting power of Susquehanna’s outstanding securities; or

•	a liquidation, dissolution or sale of substantially all of our assets.

Upon a change in control, the length of the restricted covenant period described above will be extended from two years to three years in the case of Mr. Reuter and from one year to three years in the case of Messrs. Hostetter, Duncan and Quick. Mr. Samuel’s restrictive covenant period remains at two years.

Assuming that one of the following events occurred on December 31, 2013, Mr. Reuter’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation ($)		Supplemental Executive Retirement Plan Benefit ($)		Payment Under Executive Life Insurance Program ($)		Payment Under Executive Supplemental LTD Program ($)		Welfare Benefit Continuation ($)		Payment of 2013 Annual Incentive Award ($)		Value of Equity Subject to Acceleration ($)(1)	Cutback of Payments ($)
For Cause	—		2,464,476	(2)	—		—		—		—		—	—
Voluntary Resignation (without Adverse Change)	—		2,464,476	(2)	—		—		—		—		—	—
Death	—		3,633,267	(3)	1,840,000	(4)	—		—		636,767	(5)	1,540,479	—
Disability	—		3,633,267	(3)	—		73,411	(6)	—		636,767	(5)	1,540,479	—
Retirement	—		2,464,476	(2)	—		—		—		636,767	(5)	1,540,479	—
Without Cause or Due to Adverse Change	4,088,616	(7)	4,064,391	(8)	—		—		51,049	(9)	—		—	—
Without Cause or Due to Adverse Change After a Change in Control	5,332,539	(10)	4,409,894	(11)	—		—		76,573	(12)	945,000	(13)	—	—	(14)
Change in Control (with or without termination)	—		3,633,267	(3)	—		—		—		945,000	(13)	1,540,479	—

(1)	This amount represents the value of unvested grants to receive an aggregate of 119,975 shares of common stock, including 66,188 PSUs, which assumes target-level performance, based on $12.84, the closing price of our common stock on December 31, 2013. Upon a termination due to retirement, 84,975 shares will continue to vest following retirement and 35,000 shares will immediately vest upon retirement.
(2)	This amount represents the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2013.
(3)	This amount represents the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2013, assuming full vesting of such benefit.
(4)	This amount represents the death benefit payable to Mr. Reuter under Susquehanna’s Executive Life Insurance Program calculated as follows: (i) twice his current base salary, such amount being $1,890,000, reduced by (ii) the death benefit payable to Mr. Reuter under the life insurance program generally available to all of our employees, such amount being $50,000.
(5)	This amount represents Mr. Reuter’s award under the annual incentive plan based on actual performance for the 2013 plan year.
(6)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Reuter under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2013.
(7)	This amount is equal to two times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2011—2013).
(8)	This amount represents the sum of (i) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2013 including two additional years of service, plus (ii) the present value of the benefit enhancement Mr. Reuter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(9)	This amount represents our portion of the premium payments for 24 months of COBRA costs, including life, accidental death and dismemberment, and disability coverage.
(10)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Reuter with respect to the three most recently completed calendar years (i.e., the years 2011—2013).
(11)	This amount represents the sum of (i) the present value of Mr. Reuter’s accrued SERP benefit as of December 31, 2013 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (ii) the present value of the benefit enhancement Mr. Reuter would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(12)	This amount represents our portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(13)	This amount represents Mr. Reuter’s award under the annual incentive plan based on the greater of actual or target performance for the 2013 plan year.
(14)	In the event any payments to Mr. Reuter would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Reuter without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to the parachute payments to Mr. Reuter is greater than the dollar amount which can be paid to Mr. Reuter without triggering an excise tax under Code section 4999. Accordingly, the payments to Mr. Reuter in connection with a termination following a change in control on December 31, 2013 are not subject to a cutback.

Set forth below is the value of the payments and benefits paid to Mr. Hostetter in connection with his retirement, effective on December 31, 2013. Amounts payable upon other events have not been included because he retired effective on December 31, 2013.

	Severance/ Salary Continuation ($)	Supplemental Executive Retirement Plan Benefit ($)		Payment Under Executive Life Insurance Program ($)	Payment Under Executive Supplemental LTD Program ($)	Welfare Benefit Continuation ($)	Payment of 2013 Annual Incentive Award ($)		Value of Equity Subject to Acceleration ($)		Cutback of Payments ($)
For Cause	—	—		—	—	—	—		—		—
Resignation (without Adverse Change)	—	—		—	—	—	—		—		—
Death	—	—		—	—	—	—		—		—
Disability	—	—		—	—	—	—		—		—
Retirement	—	957,068	(1)	—	—	—	198,910	(2)	660,991	(3)	—
Without Cause or Due to Adverse Change	—	—		—	—	—	—		—		—
Without Cause or Due to Adverse Change After a Change in Control	—	—		—	—	—	—		—		—
Change in Control (with or without termination)	—	—		—	—	—	—		—		—

(1)	This amount represents the present value of Mr. Hostetter’s accrued SERP benefit as of December 31, 2013.
(2)	This amount represents Mr. Hostetter’s award under the annual incentive plan based on actual performance for the 2013 plan year.
(3)	This amount represents the value of unvested grants to receive 51,479 shares of common stock, including 15,920 PSUs, which assumes target-level performance, based on $12.84, the closing price of our common stock on December 31, 2013. These grants consist of 26,479 shares that will continue to vest following retirement and 25,000 shares that vested immediately upon retirement.

Assuming that one of the following events occurred on December 31, 2013, Mr. Duncan’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation ($)		Supplemental Executive Retirement Plan Benefit ($)		Payment Under Executive Life Insurance Program ($)		Payment Under Executive Supplemental LTD Program ($)		Welfare Benefit Continuation ($)		Payment of 2013 Annual Incentive Award ($)		Value of Equity Subject to Acceleration ($)(1)	Cutback of Payments ($)
For Cause	—		204,426	(2)	—		—		—		—		—	—
Resignation (without Adverse Change)	—		204,426	(2)	—		—		—		—		—	—
Death	—		563,920	(3)	874,000	(4)	—		—		186,785	(5)	389,810	—
Disability	—		563,920	(3)	—		468,272	(6)	—		186,785	(5)	389,810	—
Retirement	—		204,426	(2)	—		—		—		186,785	(5)	325,610	—
Without Cause or Due to Adverse Change	1,232,623	(7)	467,900	(8)	—		—		22,567	(9)	—		—	—
Without Cause or Due to Adverse Change After a Change in Control	2,549,793	(10)	818,157	(11)	—		—		67,702	(12)	277,200	(13)	—	—	(14)
Change in Control (with or without termination)	—		563,920	(3)	—		—		—		277,200	(13)	389,810	—

(1)	Except upon a termination due to retirement, this amount represents the value of unvested grants to receive an aggregate of 30,359 shares of common stock, including 14,950 PSUs, which assumes target-level performance, based on $12.84, the closing price of our common stock on December 31, 2013. Upon a termination due to retirement, this amount represents the value of unvested grants to receive 25,359 shares of common stock, which will continue to vest following retirement.
(2)	This amount represents the present value of Mr. Duncan’s accrued SERP benefit as of December 31, 2013.
(3)	This amount represents the present value of Mr. Duncan’s accrued SERP benefit as of December 31, 2013, assuming full vesting of such benefit.
(4)	This amount represents the death benefit payable to Mr. Duncan under Susquehanna’s Executive Life Insurance Program calculated as follows: (i) twice his current base salary, such amount being $924,000, reduced by (ii) the death benefit payable to Mr. Duncan under the life insurance program generally available to all of our employees, such amount being $50,000.
(5)	This amount represents Mr. Duncan’s award under the annual incentive plan based on actual performance for the 2013 plan year.
(6)	This amount represents the actuarial present value of the benefits that would become payable to Mr. Duncan under Susquehanna’s Executive Supplemental LTD Program in the event of his termination due to disability on December 31, 2013.
(7)	This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Duncan with respect to the two most recently completed calendar years (i.e., 2012 and 2013).

(8)	This amount represents the sum of (i) the present value of Mr. Duncan’s accrued SERP benefit as of December 31, 2013 including one additional year of service, plus (ii) the present value of the benefit enhancement Mr. Duncan would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(9)	This amount represents our portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(10)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Duncan with respect to the two most recently completed calendar years (i.e., 2012 and 2013).
(11)	This amount represents the sum of (i) the present value of Mr. Duncan’s accrued SERP benefit as of December 31, 2013 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (ii) the present value of the benefit enhancement Mr. Duncan would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(12)	This amount represents our portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(13)	This amount represents Mr. Duncan’s award under the annual incentive plan based on the greater of actual or target performance for the 2013 plan year.
(14)	In the event any payments to Mr. Duncan would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Duncan without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to the parachute payments to Mr. Duncan is greater than the dollar amount which can be paid to Mr. Duncan without triggering an excise tax under Code section 4999. Accordingly, the payments to Mr. Duncan in connection with a termination following a change in control on December 31, 2013 are not subject to a cutback.

Assuming that one of the following events occurred on December 31, 2013, Mr. Quick’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation ($)		Supplemental Executive Retirement Plan Benefit ($)		Payment Under Executive Life Insurance Program ($)		Payment Under Executive Supplemental LTD Program ($)	Welfare Benefit Continuation ($)		Payment of 2013 Annual Incentive Award ($)		Value of Equity Subject to Acceleration ($)(1)	Cutback of Payments ($)
For Cause	—		577,347	(2)	—		—	—		—		—	—
Resignation (without Adverse Change)	—		577,347	(2)	—		—	—		—		—	—
Death	—		676,903	(3)	859,562	(4)	—	—		176,742	(5)	643,361	—
Disability	—		676,903	(3)	—		—	—		176,742	(5)	643,361	—
Retirement	—		577,347	(2)	—		—	—		176,742	(5)	643,361	—
Without Cause or Due to Adverse Change	941,047	(6)	751,464	(7)	—		—	14,327	(8)	—		—	—
Without Cause or Due to Adverse Change After a Change in Control	2,074,470	(9)	910,198	(10)	—		—	42,982	(11)	272,869	(12)	—	—	(13)
Change in Control (with or without termination)	—		676,903	(3)	—		—	—		272,869	(12)	643,361	—

(1)	This amount represents the value of unvested grants to receive an aggregate of 50,106 shares of common stock, including 14,716 PSUs, which assumes target-level performance, based on $12.84, the closing price of our common stock on December 31, 2013. Upon a termination due to retirement, 25,106 shares will continue to vest following retirement and 25,000 shares will immediately vest upon retirement.
(2)	This amount represents the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2013.
(3)	This amount represents the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2013, assuming full vesting of such benefit.
(4)	This amount represents the death benefit payable to Mr. Quick under Susquehanna’s Executive Life Insurance Program calculated as follows: (i) twice his current base salary, such amount being $909,562, reduced by (ii) the death benefit payable to Mr. Quick under the life insurance program generally available to all of our employees, such amount being $50,000.
(5)	This amount represents Mr. Quick’s award under the annual incentive plan based on actual performance for the 2013 plan year.
(6)	This amount is equal to one times the average of the base compensation and annual bonuses received by Mr. Quick with respect to the three most recently completed calendar years (i.e., the years 2011—2013).
(7)	This amount represents the sum of (i) the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2013 including one additional year of service, plus (ii) the present value of the benefit enhancement Mr. Quick would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(8)	This amount represents our portion for the premium payments for 12 months of health, life, accidental death and dismemberment, and disability coverage.
(9)	This amount is equal to three times the average of the base compensation and annual bonuses received by Mr. Quick with respect to the three most recently completed calendar years (i.e., the years 2011—2013).

(10)	This amount represents the sum of (i) the present value of Mr. Quick’s accrued SERP benefit as of December 31, 2013 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (ii) the present value of the benefit enhancement Mr. Quick would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(11)	This amount represents our portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(12)	This amount represents Mr. Quick’s award under the annual incentive plan based on the greater of actual or target performance for the 2013 plan year.
(13)	In the event any payments to Mr. Quick would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Quick without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to the parachute payments to Mr. Quick is greater than the dollar amount which can be paid to Mr. Quick without triggering an excise tax under Code section 4999. Accordingly, the payments to Mr. Quick in connection with a termination following a change in control on December 31, 2013 are not subject to a cutback.

Assuming that one of the following events occurred on December 31, 2013, Mr. Samuel’s payments and benefits would have the estimated values reflected in the table below.

	Severance/ Salary Continuation ($)		Supplemental Executive Retirement Plan Benefit ($)		Payment Under Executive Life Insurance Program ($)		Payment Under Executive Supplemental LTD Program ($)	Welfare Benefit Continuation ($)		Payment of 2013 Annual Incentive Award ($)		Value of Equity Subject to Acceleration ($)(1)	Cutback of Payments ($)
For Cause	—		—		—		—	—		—		—	—
Voluntary Resignation (without Adverse Change)	—		—		—		—	—		—		—	—
Death	—		160,369	(2)	1,105,000	(3)	—	—		233,481	(4)	268,549	—
Disability	—		160,369	(2)	—		—	—		233,481	(4)	268,549	—
Retirement	—		—		—		—	—		233,481	(4)	268,549	—
Without Cause or Due to Adverse Change	1,613,540	(5)	356,878	(6)	—		—	40,715	(7)	—		—	—
Without Cause or Due to Adverse Change After a Change in Control	2,420,310	(8)	474,486	(9)	—		—	61,072	(10)	346,500	(11)	—	—	(12)
Change in Control (with or without termination)	—		160,369	(1)	—		—	—		346,500	(11)	268,549	—

(1)	This amount represents the value of unvested grants to receive an aggregate of 20,915 shares of common stock, including 18,687 PSUs, which assumes target-level performance, based on $12.84, the closing price of our common stock on December 31, 2013. Upon a termination due to retirement, the shares will continue to vest following retirement.
(2)	This amount represents the present value of Mr. Samuel’s accrued SERP benefit as of December 31, 2013, assuming full vesting of such benefit.
(3)	This amount represents the death benefit payable to Mr. Samuel under Susquehanna’s Executive Life Insurance Program calculated as follows: (i) twice his current base salary, such amount being $1,155,000, reduced by (ii) the death benefit payable to Mr. Samuel under the life insurance program generally available to all of our employees, such amount being $50,000.
(4)	This amount represents Mr. Samuel’s award under the annual incentive plan based on actual performance for the 2013 plan year.
(5)	This amount is equal to two times the base compensation and annual bonus received by Mr. Samuel with respect to the most recently completed calendar year (i.e., 2013).
(6)	This amount represents the sum of (i) the present value of Mr. Samuel’s accrued SERP benefit as of December 31, 2013 including two additional years of service, plus (ii) the present value of the benefit enhancement Mr. Samuel would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(7)	This amount represents our portion of the premium payments for 24 months of COBRA costs, including life, accidental death and dismemberment, and disability coverage.
(8)	This amount is equal to three times the base compensation and annual bonus received by Mr. Samuel with respect to the most recently completed calendar year (i.e., 2013).
(9)	This amount represents the sum of (i) the present value of Mr. Samuel’s accrued SERP benefit as of December 31, 2013 including three additional years of service and assuming that his annual compensation had increased at a rate of 4% per year, plus (ii) the present value of the benefit enhancement Mr. Samuel would accrue under Susquehanna’s Cash Balance Pension Plan if such accrual were allowed under the terms of that plan.
(10)	This amount represents our portion of the premium payments for 36 months of health, life, accidental death and dismemberment, and disability coverage.
(11)	This amount represents Mr. Samuel’s award under the annual incentive plan based on the greater of actual or target performance for the 2013 plan year.

(12)	In the event any payments to Mr. Samuel would otherwise constitute a parachute payment, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to Mr. Samuel without triggering an excise tax under Code section 4999 or (ii) the after-tax dollar amount after taking into account any excise tax incurred under Code section 4999 with respect to such parachute payments. The payments to Mr. Samuel in connection with a termination following a change in control on December 31, 2013 are less than the dollar amount that would trigger an excise tax under Code section 4999 and hence, are not subject to a cutback.

For All Named Executive Officers

Effect of Change in Control on Unvested Equity Awards. For each named executive officer, the occurrence of a Change in Control (as defined in the applicable equity plans) will cause the vesting of all otherwise unvested restricted stock to fully accelerate.

Death or Disability. In addition to the individual entitlements described above, upon death, Messrs. Reuter, Hostetter, Duncan, Quick and Samuel would be entitled to benefits under Susquehanna’s Executive Life Insurance Program. Additionally, upon disability, each of Messrs. Reuter, Hostetter, Duncan, Quick and Samuel would be entitled to benefits under Susquehanna’s Supplemental LTD Program. Each of these programs is discussed more fully above in the “Compensation Discussion and Analysis” section.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of Susquehanna’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of forms that we had received, and written representations from certain reporting persons that they were not required to file Form 5s relating to Susquehanna’s stock, we believe that in 2013, all filing requirements pursuant to Section 16(a) of the Exchange Act relating to our officers, directors and principal shareholders were satisfied.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ended December 31, 2013. We expect to engage PwC as our independent registered public accounting firm for the year 2014, subject to review and approval by the Audit Committee. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our shareholders.

SHAREHOLDER PROPOSALS FOR SUSQUEHANNA’S 2015 ANNUAL MEETING

Susquehanna shareholder proposals for the 2015 Annual Meeting of Shareholders must be received by Susquehanna’s Secretary at our principal executive offices located at 26 North Cedar Street, Lititz, Pennsylvania 17543 no later than November 21, 2014 to be considered for inclusion in the proxy statement and form of proxy card relating to the 2015 Annual Meeting.

Susquehanna shareholder proposals for the 2015 Annual Meeting of Shareholders, other than a proposal for inclusion in the proxy statement and proxy card pursuant to SEC regulations, must be delivered to Susquehanna’s

Secretary at the address set forth in the preceding paragraph not less than 120 days prior to the first anniversary of the date of the 2014 Annual Meeting of Shareholders. As a result, any such notice must be received no later than January 2, 2015.

Shareholder proposals that are intended to be presented at the 2014 Annual Meeting of Shareholders must have been received on or prior to November 22, 2013 in order to be eligible for inclusion in this proxy statement and form of proxy to be used in connection with the 2014 Annual Meeting of Shareholders. No notices were received by such date.

In order to be considered for the 2015 Annual Meeting of Shareholders, all shareholder proposals must comply in all respects with the applicable rules and regulations of the SEC and applicable provisions of our Bylaws.

ANNUAL REPORT ON FORM 10-K

Upon written request to Susquehanna’s Secretary at the address set forth on page 1, we will furnish, without charge to any shareholder whose proxy is solicited hereby, a copy of our Annual Report on Form 10-K to the SEC, including the financial statements and schedules thereto. You may access electronic copies of our Annual Report on the Internet by visiting our website at www.susquehanna.net, or by visiting the SEC’s home page on the Internet at www.sec.gov.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Susquehanna’s Secretary at the address set forth on page 1 or via telephone to the Secretary at (717) 626-4721, we will promptly provide separate copies of the Annual Report on Form 10-K and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and/or Annual Report on Form 10-K and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By Order of the Board of Directors,

Carl D. Lundblad, Secretary

ANNEX A

GAAP TO NON-GAAP RECONCILIATION

Return on average tangible equity is a non-GAAP based financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP-based measure is return on average equity. We calculate return on average tangible equity by excluding the balance of intangible assets and their related amortization expense from our calculation of return on average equity. Management uses the return on average tangible equity in order to review our core operating results. Management believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios.

Return on Average Tangible Equity (Dollars in thousands)	Twelve Months Ended
	2013	2012
Income statement data
Net income	$173,679	$141,172
Amortization of intangibles, net of taxes at 35%	7,557	8,141

Net tangible income (numerator)	$181,236	$149,313

Average balance sheet data
Shareholders’ equity	$2,646,339	$2,511,604
Goodwill and other intangible assets	(1,310,928)	(1,270,053)

Tangible common equity (denominator)	$1,335,411	$1,241,551

Return on equity (GAAP basis)	6.56%	5.62%
Effect of goodwill and other intangibles	7.01%	6.41%

Return on average tangible equity	13.57%	12.03%

The efficiency ratio is a non-GAAP based financial measure. Management excludes merger-related expenses and certain other selected items when calculating this ratio, which is used to measure the relationship of operating expenses to revenues.

	Twelve Months Ended
Efficiency Ratio	2013	2012
Other expense	$490,840	$490,017
Less: Merger related expenses	—	(17,351)
Loss on extinguishment of debt	—	(5,860)

Noninterest operating expense (numerator)	$490,840	$466,806

Taxable-equivalent net interest income	$600,945	$606,529
Other income	183,729	166,759

Taxable-equivalent revenue (denominator)	$784,674	$773,288

Efficiency ratio	62.55%	60.37%

A-1

Susquehanna Bancshares, Inc. Attn: Joan McCracken Investor Relations 26 North Cedar Street Lititz, PA 17543-7000	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees
01 06 11

Anthony J. Agnone, Sr.        02   Wayne E. Alter, Jr.           03   Henry R. Gibbel              04   Bruce A. Hepburn           05   Donald L. Hoffman

Sara G. Kirkland                   07   Jeffrey F. Lehman            08   Michael A. Morello         09   Scott J. Newkam             10   Robert E. Poole, Jr.

William J. Reuter                 12   Andrew S. Samuel            13   Christine Sears                14   James A. Ulsh

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Approval, in an advisory vote, of Susquehanna’s executive compensation.							☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Susquehanna’s independent registered public accounting firm for the fiscal year ending December 31, 2014.							☐	☐	☐
NOTE: Any other business properly presented at the annual meeting, or any adjournments or postponements thereof.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ADMISSION TICKET

Bring this ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

May 2, 2014 10:00 AM EDT

Susquehanna Learning and Resource Center

3840 Hempland Road

Mountville, PA 17554

Directions:

Pennsylvania

From Philadelphia & East

Take I-76 W to Exit 286 US-222 S/Lancaster. Continue to U.S. 30 W. Take exit toward Mountville. Turn left onto Stony Battery Road. Turn left onto Hempland Road. Location will be on your right.

From Harrisburg

Take I-283 S toward I-76/Airport Lancaster. Take exit 1A to merge onto PA-283 E toward Airport/Lancaster. Take the PA-722 exit and turn right onto State Road. Continue onto Centerville Road. Turn right onto Hempland Road. Location will be on the left.

Maryland

From Baltimore

Take I-83 N to U.S. 30 E. Take exit toward Mountville. Turn right onto Stoney Battery Road. Turn left onto Hempland Road. Location will be on the right.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders

May 2, 2014 10:00 AM EDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Thomas R. Diehl and Stephen E. DiNovis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of SUSQUEHANNA BANCSHARES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 2, 2014, at the Susquehanna Learning and Resource Center and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” the election of the nominees listed on the reverse side in Proposal 1 for the Board of Directors; and “FOR” Proposals 2 and 3.

For Participants in the 2011 Susquehanna Employee Stock Purchase Plan: I instruct the custodian to vote the plan shares allocated to me in accordance with choices marked on the reverse side. If no direction is made this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side